UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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HEALTHCARE TRUST OF AMERICA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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16435 N. Scottsdale Road, Suite 320 Scottsdale, Arizona 85254 (480) 998-3478 www.htareit.com
April 30, 2015
Dear Stockholder:
On behalf of the Board of Directors, I invite you to attend the 2015 Annual Meeting of Stockholders of Healthcare Trust of America, Inc. The meeting will be held on July 8, 2015 at 9:00 a.m. local time, at The Fairmont Scottsdale Princess, 7575 East Princess Drive, Scottsdale, Arizona 85255. We look forward to your attendance.
Attached are the Notice of Internet Availability of Proxy Materials (“Notice”) of the 2015 Annual Meeting of Stockholders and proxy statement. They describe the formal business to be acted upon by the stockholders.
At the 2015 Annual Meeting of Stockholders, we will present a report on the status of our business, our portfolio of properties and other related matters. Our stockholders will have an opportunity to ask questions at the meeting.
Your vote is very important. Regardless of the number of our shares you own, it is very important that your shares be represented at the 2015 Annual Meeting of Stockholders. ACCORDINGLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE 2015 ANNUAL MEETING OF STOCKHOLDERS IN PERSON, I URGE YOU TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE. If you received a paper copy of the proxy materials by mail, you may vote your shares by proxy by doing any one of the following: vote at the Internet site address listed on your proxy or voting instruction card; call the toll-free number listed on your proxy or voting instruction card; or sign, date and return in the pre-addressed envelope provided the enclosed proxy or voting instruction card. If you received only a Notice, by mail, you may vote your shares at the Internet site address listed on your Notice. You may also request a paper copy of the proxy materials by visiting the Internet site address listed on your Notice, calling the toll-free number listed on your Notice or sending an e-mail to the address listed on your Notice. This will not prevent you from voting in person at the 2015 Annual Meeting of Stockholders, but will assure that your vote will be counted if you are unable to attend the 2015 Annual Meeting of Stockholders.
YOUR VOTE IS VERY IMPORTANT. THANK YOU FOR YOUR ATTENTION TO THIS MATTER, AND FOR YOUR CONTINUED SUPPORT OF, AND INTEREST IN, OUR COMPANY.

Sincerely,

/s/ Scott D. Peters
Scott D. Peters
Chief Executive Officer, President and Chairman

16435 N. Scottsdale Road, Suite 320 Scottsdale, Arizona 85254 (480) 998-3478 www.htareit.com
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JULY 8, 2015
NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders of Healthcare Trust of America, Inc., a Maryland corporation, will be held on July 8, 2015 at 9:00 a.m. local time, at The Fairmont Scottsdale Princess, 7575 East Princess Drive, Scottsdale, Arizona 85255, for the following purposes:
1.  Election of Directors.    To consider and vote upon the election of the eight director nominees named in this proxy statement, each for a term of one-year and until his successor is duly elected and qualifies.
2. Ratification of Auditors.    To consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2015.
3.  Other Business.    To transact such other business as may properly come before the 2015 Annual Meeting of Stockholders and any postponement or adjournment thereof.
These items are discussed in the accompanying proxy statement. The proxy statement is made a part of this Notice. Our stockholders of record as of the close of business on April 24, 2015, are entitled to vote at the 2015 Annual Meeting of Stockholders of Healthcare Trust of America, Inc. We reserve the right, in our sole discretion, to postpone or adjourn the 2015 Annual Meeting of Stockholders to provide more time to solicit proxies for the meeting. Healthcare Trust of America, Inc. has made these materials available to you on the Internet, or upon your request, has delivered printed versions of these materials to you by mail. The Notice and these proxy materials for the 2015 Annual Meeting of Stockholders, including this proxy statement, are being made available to stockholders entitled to vote at the 2015 Annual Meeting of Stockholders on or about May 15, 2015.
Important Notice Regarding Availability of Proxy Materials for the Stockholder Meeting to Be Held on July 8, 2015: Your vote is important to us and, thus, we urge you to submit your proxy early. You may revoke your proxy at any time prior to its exercise. If you attend the 2015 Annual Meeting of Stockholders, you may vote in person if you wish, even if you previously voted or authorized a proxy to vote your shares. This proxy statement and our 2014 Annual Report on Form 10-K for the year ended December 31, 2014 (the “2014 Annual Report”), are available electronically at our website at www.htareit.com. We are utilizing the U.S. Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to their stockholders on the Internet. As a result, we are mailing to most of our stockholders the Notice instead of a paper copy of this proxy statement and the 2014 Annual Report. The Notice contains instructions on how to access those documents and authorize your proxy online. The Notice also contains instructions on how each of those stockholders can receive a paper copy of the proxy materials, including this proxy statement, the 2014 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a Notice, such as stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the 2015 Annual Meeting of Stockholders.

By Order of the Board of Directors,

/s/ Robert A. Milligan
Robert A. Milligan
Chief Financial Officer, Secretary and Treasurer

HEALTHCARE TRUST OF AMERICA, INC.
16435 N. Scottsdale Road, Suite 320
Scottsdale, Arizona 85254
Telephone: (480) 998-3478
PROXY STATEMENT
The accompanying proxy is solicited by the Board of Directors of Healthcare Trust of America, Inc. (“HTA”) for exercise at the 2015 Annual Meeting of Stockholders (the “2015 Annual Meeting”) to be held on July 8, 2015 at 9:00 a.m. local time, at The Fairmont Scottsdale Princess, 7575 East Princess Drive, Scottsdale, Arizona 85255, and at any postponement or adjournment thereof, for the purposes set forth in the attached notice. Unless otherwise indicated or required by the context, as used in this proxy statement, “the Company,” “we,” “us,” and “our” refer to HTA.
On or about May 15, 2015, the Notice and these proxy materials for the 2015 Annual Meeting, including this proxy statement, are being made available to stockholders entitled to vote at the 2015 Annual Meeting. We are utilizing the SEC rules that allow issuers to furnish proxy materials to their stockholders on the Internet. As a result, we are mailing to most of our stockholders the Notice instead of a paper copy of this proxy statement and our 2014 Annual Report. The Notice contains instructions on how to access those documents and authorize a proxy online. The Notice also contains instructions on how each stockholder can receive a paper copy of the proxy materials, including this proxy statement, the 2014 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a Notice, such as stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail.
The following questions and answers relate to the 2015 Annual Meeting.
What is the purpose of the 2015 Annual Meeting?
At the 2015 Annual Meeting, stockholders will consider and vote upon the following:

•
the election of the eight director nominees named in this proxy statement, each to hold office for a one-year term expiring at the 2016 Annual Meeting of Stockholders and until his successor is duly elected and qualifies; and

•
the ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2015. A representative of Deloitte is expected to be present at the 2015 Annual Meeting and will have an opportunity to make a statement if he or she so desires.

Management will also report on our accomplishments to date, including our business and our portfolio of properties. Management will also respond to questions from stockholders.
What are the Board of Directors’ voting recommendations?
The Board of Directors recommends that you vote or authorize a proxy to vote your shares:

•	FOR all of the nominees named in this proxy statement for election as directors; and

•	FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for 2015.
What happens if additional proposals are presented at the 2015 Annual Meeting?
Other than the matters described in this proxy statement, we are not aware of any additional matters to be presented for a vote at the 2015 Annual Meeting. If other matters are presented and you are voting by proxy, your proxy grants the individuals named as proxy holders the discretion to vote your shares as they see fit on any additional matters properly presented for a vote at the 2015 Annual Meeting.
Who is entitled to vote?
Only stockholders of record at the close of business on April 24, 2015, the record date for the 2015 Annual Meeting, are entitled to receive notice and to vote the shares of common stock that they hold on that date at the 2015 Annual Meeting, including any postponements or adjournments. As of the record date, we had 125,203,394 shares of common stock issued and outstanding and entitled to vote. You are entitled to one vote for each share of common stock you held as of the record date.
What is the difference between a “record holder” and stockholder who holds stock in “street name”?
Stockholders of Record.    If your shares are registered in your name with our transfer agent, DST Systems, Inc., you are a stockholder of record with respect to those shares and the Notice or proxy materials were sent directly to you by Broadridge Financial Solutions.

Street Name Holders.    If you hold your shares in an account at a bank or broker, then you are the beneficial owner of shares held in “street name.” The Notice or proxy materials were forwarded to you by your bank or broker, who is considered the stockholder of record for purposes of voting at the 2015 Annual Meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account.
What are “routine” and “non-routine” matters and how are broker non-votes counted?
A broker or other nominee holding shares for a beneficial owner may generally vote on “routine” matters without receiving voting instructions, but may not vote on “non-routine” matters without receiving voting instructions. A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular “non-routine” proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. The election of directors (Proposal 1) is considered a “non-routine” matter and, therefore, a broker or nominee may not vote shares held for a beneficial owner without instructions and there may consequently be broker non-votes in connection with Proposal 1. Therefore, we strongly encourage you to instruct your broker or nominee on how you wish to vote your shares on the election of directors. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and, therefore, will not affect the outcome of Proposal 1. The ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for 2015 (Proposal 2) is considered a “routine” matter and, therefore, a broker or nominee may vote shares held for a beneficial owner without instructions and no broker non-votes are expected to occur in connection with Proposal 2. Pursuant to Maryland law, broker non-votes and abstentions are not considered votes cast, but are counted as present for quorum purposes.
What constitutes a quorum?
If stockholders entitled to cast a majority of all of the votes entitled to be cast are present at the 2015 Annual Meeting, either in person or by proxy, we will have a quorum at the meeting, permitting the conduct of business at the meeting. Abstentions and broker non-votes, if any, will be considered present for the purpose of determining the presence of a quorum.
How do I authorize a proxy to vote my shares at the 2015 Annual Meeting?
You can authorize a proxy to vote your shares by following the instructions set forth in the Notice or proxy card.
Can I revoke my proxy after I have voted?
You may revoke your proxy at any time before the proxy is exercised at the 2015 Annual Meeting by:

•	delivering to our Secretary a written notice of revocation;

•	attending the 2015 Annual Meeting and voting in person (although attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request);

•	returning a properly signed proxy card bearing a later date than your first proxy card (if received before the 2015 Annual Meeting);

•	authorizing a later dated proxy using the telephone or Internet (if received before the deadline for telephone or Internet proxies); or

•	using the Internet or telephone methods described in the Notice.
If you hold shares of our common stock in street name, you will need to contact the institution that holds your shares and follow its instructions for revoking a proxy.
What vote is required to approve each proposal that comes before the 2015 Annual Meeting?
Election of directors.    To elect a director nominee, the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present must be cast in favor of the nominee. This means a director nominee must receive more votes “for” than “against” to be elected, with abstentions and broker non-votes not counting as votes “for” or “against.” If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he will continue to serve as a “holdover” director until his successor is duly elected and qualifies.
Ratification of auditors.    To approve the ratification of the appointment of Deloitte, the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present must be cast in favor of the proposal. Abstentions will have no impact on the proposal to ratify the appointment of Deloitte. The ratification of the appointment of Deloitte is deemed to be a “routine” matter and brokers will be permitted to vote uninstructed shares as to such matter.

How can I find the results of the 2015 Annual Meeting?
Preliminary results will be announced at the 2015 Annual Meeting. We intend to publish final results in a Current Report on Form 8-K filed with the SEC within four business days after the 2015 Annual Meeting.
What happens if the 2015 Annual Meeting is postponed or adjourned?
Your proxy will still be effective and will be voted at the rescheduled 2015 Annual Meeting. You will still be able to change or revoke your proxy until it is voted.
Who will bear the costs of soliciting votes for the 2015 Annual Meeting?
HTA will bear the entire cost of the solicitation of proxies from its stockholders. We have retained Broadridge Financial Solutions to assist us in connection with the solicitation of proxies for a fee of $4,500, plus reasonable out of pocket expenses. In addition to the mailing of the Notices and these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors and officers, who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding the Notice and proxy solicitation materials to our stockholders.
How do I get additional copies of SEC filings?
Copies of HTA’s financial reports, including its reports to the SEC filed on Forms 10-K and 10-Q, with financial statements and financial statement schedules, but without exhibits, are available without cost by sending your written request to: Healthcare Trust of America, Inc., 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary, or by calling (480) 998-3478, or by sending an e-mail to the following address: info@htareit.com. We file information electronically with the SEC, and the SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants (including HTA) that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. Copies of SEC filings, including exhibits, can also be obtained free of charge by clicking on “SEC Filings” under “Investor Relations” on our website at www.htareit.com. This website address is provided for your information and convenience. Our website is not incorporated into this proxy statement and should not be considered part of this proxy statement. You can obtain a copy of any listed exhibit to a Form 10-K or Form 10-Q by sending your written request to our Secretary at the address furnished above. We will furnish the copy upon payment of a fee to reimburse our expenses.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS
This proxy statement contains both historical and forward-looking statements. Forward-looking statements are based on current expectations, plans, estimates, assumptions and beliefs, including expectations, plans, estimates, assumptions and beliefs about the Company, the real estate industry and the debt and equity capital markets. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Forward-looking statements include information concerning possible or assumed future results of operations of the Company. The forward-looking statements included in this proxy statement are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	changes in economic conditions affecting the healthcare property sector, the commercial real estate market and the credit market;

•	competition for acquisition of medical office buildings and other facilities that serve the healthcare industry;

•	economic fluctuations in certain states in which our property investments are geographically concentrated;

•	retention of our senior management team;

•	financial stability and solvency of our tenants;

•	supply and demand for operating properties in the market areas in which we operate;

•	our ability to acquire real properties, and to successfully operate those properties once acquired;

•	changes in property taxes;

•	legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry;

•	fluctuations in reimbursements from third party payors such as Medicare and Medicaid;

•	changes in interest rates;

•	the availability of capital and financing;

•	restrictive covenants in our credit facilities;

•	changes in our credit ratings;

•	our ability to remain qualified as a REIT;

•	changes in accounting principles generally accepted in the United States of America, policies and guidelines applicable to REITs;

•	delays in liquidating defaulted mortgage loan investments; and

•	the risk factors set forth in our 2014 Annual Report or any subsequent filings with the SEC.
Forward-looking statements speak only as of the date made. Except as otherwise required by the federal securities laws, we undertake no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they are made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this proxy statement or that may be made elsewhere from time to time by, or on behalf of, us.

OVERVIEW OF 2014 PERFORMANCE
HTA is a real estate investment trust (“REIT”) and one of the leading owners and operators of medical office buildings (“MOBs”) in the United States (“U.S.”). Our primary objective is to generate stockholder value through consistent and growing dividends and appreciation of real property values.
Effective December 15, 2014, HTA completed a 1-for 2 reverse stock split (the “Reverse Stock Split”) of its common stock. As a result of the Reverse Stock Split, every two issued and outstanding shares of common stock were converted into one share of common stock. Concurrently with the Reverse Stock Split, Healthcare Trust of America Holdings, LP, our operating partnership, effected a corresponding Reverse Stock Split of its outstanding units of limited partnership interests. All share/unit and per share/unit amounts presented have been retrospectively adjusted to reflect the Reverse Stock Split.
We continued to deliver strong financial and operating performance in 2014, including the following:

•
For the year ended December 31, 2014, we generated one-year cumulative total shareholder return (“TSR”) of 44%, which significantly exceeded the one-year TSR of the SNL US REIT Healthcare Total Return Index by approximately 1,060 basis points and the one-year TSR of the MSCI US REIT Index (RMS) Total Return by approximately 1,340 basis points.

•
For the year ended December 31, 2014, Normalized Funds From Operations (“FFO”) increased 13% to $1.46 per diluted share, or $176.6 million, compared to the year ended December 31, 2013. For additional information on Normalized FFO, see “Non-GAAP Financial Measures” below.

•
For the year ended December 31, 2014, we achieved Same-Property Cash Net Operating Income (“NOI”) growth of 3.0%. This achievement marks the second year of consistent quarterly growth of 3.0% or more. For additional information on Same-Property Cash NOI, see “Non-GAAP Financial Measures” below.

•	During 2014, we entered into new or renewal leases on approximately 1.6 million square feet of gross leasable area (“GLA”), or 10.8% of our portfolio. Tenant retention for the year was 83% by GLA.

•
As of December 31, 2014, our leased rate (includes leases which have been executed, but which have not yet commenced) was 92.0% by GLA, an increase of 40 basis points from December 31, 2013. The occupancy rate was 91.4% by GLA as of December 31, 2014.

•
During 2014, we acquired $439.5 million of high quality MOBs, representing an expansion of total investment by approximately 15%, based on purchase price. These acquisitions totaled approximately 1.2 million square feet of GLA, primarily in our key markets. Based on GLA, 88% of our 2014 acquisitions were either on the campuses of, or aligned with, nationally or regionally recognized healthcare systems.

•	During 2014, we initiated our asset recycling program and completed three dispositions which generated gross proceeds of $82.9 million and gains of $27.9 million.

•
We ended 2014 with what we believe is a strong and conservative balance sheet. As of December 31, 2014, we had total liquidity of $868.9 million, including cash and cash equivalents of $10.4 million and $858.5 million available on our unsecured credit agreement. Our leverage ratio of debt to capitalization was 29.2%. In addition, we took several steps during the year to improve our liquidity and long-term financial flexibility, including the following items:

◦	In June 2014, we issued and sold $300 million of 7-year unsecured senior notes at an interest rate of 3.375% per annum.

◦
During 2014, we amended our unsecured credit agreement which increased the amount available under the unsecured revolving credit facility by $150 million to $800 million. In addition, the maturity dates were extended to January 2020 (including extension options) and borrowing costs decreased.

◦
During 2014, we raised $154.2 million from the sale of shares of common stock and issued $17.0 million of Class A Units of Healthcare Trust of America Holdings, LP, our operating partnership, in connection with certain acquisitions.

◦	In May 2014, Standard & Poor’s Rating Services (“S&P”) upgraded our investment grade credit rating to BBB, with a stable outlook.

PROPOSAL 1:
ELECTION OF DIRECTORS
The Board of Directors currently consists of eight directors. Our charter and bylaws provide for a minimum of three and a maximum of 15 directors. Our directors are elected to serve a one-year term commencing on the date of the 2015 Annual Meeting and ending on the date of the 2016 Annual Meeting of Stockholders and until their successors are duly elected and qualify. The Board of Directors has nominated Scott D. Peters, W. Bradley Blair, II, Maurice J. DeWald, Warren D. Fix, Peter N. Foss, Larry L. Mathis, Steve W. Patterson and Gary T. Wescombe. Each of Messrs. Peters, Blair, DeWald, Fix, Foss, Mathis, Patterson and Wescombe currently serves as a member of the Board of Directors and all of the director nominees, other than Mr. Foss, were previously elected to the Board of Directors by our stockholders. The Board of Directors believes that such nominees have served and will continue to serve a vital role in our management and operations and our continued growth and success. Mr. Foss has served as a member of the Board of Directors since April 2015, and the Board of Directors believes that such nominee will also continue to play a vital role in our management and operations and our continued growth and success.
Our bylaws permit the Board of Directors to increase the number of directors, from time to time, by a majority of the entire Board of Directors. In April 2015, the Board of Directors, upon recommendation by the Nominating and Corporate Governance Committee, increased the number of directors from seven to eight, and filled the resulting vacancy by appointing Mr. Foss as a new member of the Board of Directors to serve for the remainder of the term until the 2015 Annual Meeting. Mr. Foss was initially identified as a potential director nominee by our lead independent director, Mr. Blair. Following an evaluation and screening of Mr. Foss’s proposed candidacy as a director, the Nominating and Corporate Governance Committee recommended his election to the Board of Directors.
Unless otherwise instructed on the proxy, the shares represented by proxies will be voted “FOR ALL NOMINEES” who are named below. Each of the nominees has consented to being named as a nominee in this proxy statement and has agreed that, if elected, he will serve on the Board of Directors for a one-year term and until his successor is duly elected and qualifies. If any nominee becomes unable or unwilling for good cause to serve as a director if elected, the shares represented by proxies may be voted for a substitute nominee designated by the Board of Directors. We are not aware of any family relationship among any of the nominees to become directors or executive officers of HTA. Each of the nominees for election as director has advised us that there is no arrangement or understanding of any kind between him and any other person relating to his election as a director except that such nominees have agreed to serve as our directors if elected.
The Board of Directors recommends a vote “FOR ALL NOMINEES” named above for election as directors.
Director Nominees
Biographical Information
The following table and biographical descriptions set forth information with respect to the individuals who are our director nominees.

Name	Age	Position	Term of Office
Scott D. Peters	57	Chief Executive Officer, President and Chairman of the Board	Since 2006
W. Bradley Blair, II	71	Lead Independent Director	Since 2006
Maurice J. DeWald	75	Independent Director	Since 2006
Warren D. Fix	76	Independent Director	Since 2006
Peter N. Foss	71	Independent Director	Since 2015
Larry L. Mathis	71	Independent Director	Since 2007
Steve W. Patterson	57	Independent Director	Since 2014
Gary T. Wescombe	72	Independent Director	Since 2006

Scott D. Peters has served as our Chairman of the Board since July 2006, Chief Executive Officer since April 2006 and President since June 2007. He served as the Chief Executive Officer, President and a director of Grubb & Ellis Company (“Grubb & Ellis”), our former sponsor, from December 2007 to July 2008, and as the Chief Executive Officer, President and director of NNN Realty Advisors, a wholly owned subsidiary of Grubb & Ellis, from its formation in September 2006. Through its merger with GBE, Mr. Peters served as Executive Vice President and Chief Financial Officer of Triple Net Properties, Inc. from September 2004 to November 2006. From April 2006 to 2007, Mr. Peters served as a director of NNN Apartment REIT, Inc. Mr. Peters served as President and Chief Executive Officer of G REIT, Inc. from 2005 to 2006, having previously served as the company’s Executive Vice President and Chief Financial Officer from September 2004. From February 1997 to February 2007, Mr. Peters served as Senior Vice President, Chief Financial Officer and a director of Golf Trust of America, Inc. (now known as Pernix Therapeutics Holdings, Inc. (NYSE MKT LLC: PTX)), a publicly traded REIT. From 1992 through 1996, Mr. Peters served as Executive Vice President and Chief Financial Officer of the Pacific Holding Company (LSR) in Los Angeles. From 1988 to 1992, Mr. Peters served as Senior Vice President and Chief Financial Officer of Castle & Cooke Properties, Inc. Mr. Peters received a B.B.A. degree in Accounting and Finance from Kent State University.
W. Bradley Blair, II was appointed as our lead independent director in December 2014 and has served as an independent director of the Company since September 2006. Mr. Blair served as the Chief Executive Officer, President and Chairman of the board of directors of Golf Trust of America, Inc. (now known as Pernix Therapeutics Holdings, Inc. (NYSE MKT LLC: PTX)) from the time of its formation as a REIT and initial public offering in 1997 until his resignation and retirement in November 2007. During such term, Mr. Blair managed the acquisition, operation, leasing and disposition of the assets of the portfolio. From 1993 until February 1997, Mr. Blair served as Executive Vice President, Chief Operating Officer and General Counsel for The Legends Group. As an officer of The Legends Group, Mr. Blair was responsible for all aspects of operations, including acquisitions, development and marketing. From 1978 to 1993, Mr. Blair was the managing partner at Blair Conaway Bograd & Martin, P.A., a law firm specializing in real estate, finance, taxation and acquisitions. Currently, Mr. Blair operates the Blair Group consulting practice, which focuses on real estate acquisitions and finance. Mr. Blair received a B.S. degree in Business from Indiana University in Bloomington, Indiana and a Juris Doctorate degree from the University of North Carolina School of Law. Mr. Blair is a member of the American Bar Association and the North Carolina Bar Association.
Maurice J. DeWald has served as an independent director of the Company since September 2006. He has served as the Chairman and Chief Executive Officer of Verity Financial Group, Inc., a financial advisory firm, since 1992, where the primary focus has been in both the healthcare and technology sectors. Mr. DeWald also serves as a director of Targeted Medical Pharma, Inc. Mr. DeWald also previously served as a director of Tenet Healthcare Corporation, ARV Assisted Living, Inc. and Quality Systems, Inc. From 1962 to 1991, Mr. DeWald was with the international accounting and auditing firm of KPMG, LLP, where he served at various times as an audit partner, a member of their board of directors and the managing partner of the Orange County, Los Angeles, and Chicago offices. Mr. DeWald has served as Chairman and director of both the United Way of Greater Los Angeles and the United Way of Orange County California. Mr. DeWald received a B.B.A. degree in Accounting and Finance from the University of Notre Dame and is a member of its Mendoza School of Business Advisory Council. Mr. DeWald is a Certified Public Accountant (inactive), and is a member of the California Society of Certified Public Accountants and the American Institute of Certified Public Accountants.
Warren D. Fix has served as an independent director of the Company since September 2006. Mr. Fix also serves as a director of First Foundation, Inc., First Foundation Bank, Accel Networks, and CT Realty Investors. Until November of 2008, when he completed a process of dissolution, he served for five years as the Chief Executive Officer of WCH, Inc., formerly Candlewood Hotel Company, Inc., having served as its Executive Vice President, Chief Financial Officer and Secretary since 1995. During his tenure with Candlewood Hotel Company, Inc., Mr. Fix oversaw the development of a chain of extended-stay hotels, including 117 properties aggregating 13,300 rooms. From July 1994 to October 1995, Mr. Fix was a consultant to Doubletree Hotels, primarily developing debt and equity sources of capital for hotel acquisitions and refinancing. Mr. Fix has been and continues to be a partner in The Contrarian Group, a business management and investment company since December 1992. From 1989 to December 1992, Mr. Fix served as President of The Pacific Company, a real estate investment and development company. During his tenure at The Pacific Company, Mr. Fix was responsible for the development, acquisition and management of an apartment portfolio comprising in excess of 3,000 units. From 1964 to 1989, Mr. Fix held numerous positions, including Chief Financial Officer, of The Irvine Company, a major California-based real estate firm that develops residential property, for-sale housing, apartments, commercial, industrial, retail, hotel and other land related uses. Mr. Fix was one of the initial team of ten professionals hired by The Irvine Company to initiate the development of 125,000 acres of land in Orange County, California. Mr. Fix is a Certified Public Accountant (inactive). He received his B.A. degree from Claremont McKenna College and is a graduate of the UCLA Executive Management Program, the Stanford Financial Management Program, the UCLA Anderson Corporate Director Program, and the Stanford Directors’ Consortium.

Peter N. Foss has served as an independent director of the Company since April 2015. Mr. Foss was President of General Electric Company’s (“GE”) Olympic Sponsorship and Corporate Accounts from 2003 until his retirement in February 2013. In addition, Mr. Foss was General Manager for Enterprise Selling, with additional responsibilities for Sales Force Effectiveness and Corporate Sales Programs. Mr. Foss was rehired by GE in November 2013 to serve as the leader of the GE/NFL Brain Research Program. He has been with GE for 35 years and, prior to his most recent positions, served for six years as the President of GE Polymerland, a commercial organization representing GE Plastics in the global marketplace. Prior to GE Polymerland, Mr. Foss served in various commercial roles in the company, including introducing LEXAN® film in the 1970s, and was the Market Development Manager on the ULTEM® introduction team in 1982. He has also served as the Regional General Manager for four of the GE Plastics regions, including leading the GE Plastics effort in Mexico in the mid-1990s. Mr. Foss serves on the boards of Capital Bank, N.A., the operating subsidiary of Capital Bank Financial Corp. (Nasdaq: CBF), and Polymer Group, Inc., a Blackstone portfolio company. Mr. Foss previously served on the board of directors of Capital Bank Corp., Green Bankshares and TIB Financial Corp. In addition, Mr. Foss serves as the President of the ALS Finding a Cure Foundation. Mr. Foss earned a Bachelor of Science degree in Chemistry from Massachusetts College of Pharmacy, Boston.
Larry L. Mathis has served as an independent director of the Company since April 2007. Since 1998 he has served as an executive consultant with D. Peterson & Associates in Houston, Texas, providing counsel to select clients on leadership, management, governance and strategy, and is the author of The Mathis Maxims, Lessons in Leadership. For over 35 years, Mr. Mathis held numerous leadership positions in organizations charged with planning and directing the future of healthcare delivery in the United States. Mr. Mathis was the founding President and Chief Executive Officer of The Methodist Hospital System in Houston, Texas, having served that institution in various executive positions for 27 years, including the last 14 years as Chief Executive Officer before his retirement in 1997. During his extensive career in the healthcare industry, he has served as a member of the board of directors of a number of national, state and local industry and professional organizations, including Chairman of the board of directors of the Texas Hospital Association, the American Hospital Association, and the American College of Healthcare Executives, and he has served the federal government as Chairman of the National Advisory Council on Health Care Technology Assessment and as a member of the Medicare Prospective Payment Assessment Commission. From 1997 to 2003, Mr. Mathis was a member of the board of directors and Chairman of the Compensation Committee of Centerpulse, Inc., and from 2004 to 2014 was a member of the board and Chairman of the nominating and governance committee of Alexion Pharmaceuticals, Inc., both U.S. publicly traded companies. Mr. Mathis received a B.A. degree in Social Sciences from Pittsburg State University and a M.A. degree in Health Administration from Washington University in St. Louis, Missouri.
Steve W. Patterson has served as an independent director of the Company since April 2014. He has served since 2013 as the Athletic Director of the University of Texas at Austin. Mr. Patterson previously served as the Athletics Director at Arizona State University from 2012 to 2013, managing director of the Sun Devil Sports Group and Chief Operating Officer of Sun Devil Athletics from 2011 to 2012. From 2007 to 2011, Mr. Patterson served as President of Pro Sports Consulting, which provides services to companies, government entities, universities and individuals that operate or seek to acquire sports properties, to design, finance, build and operate sports facilities and to maximize the revenue in those related companies. Prior to that time, Mr. Patterson served in a number of executive positions in professional sports, including as the President of the Portland Trail Blazers, the Senior Vice President and Chief Development Officer of the Houston Texans, President of the Houston Aeros hockey team, and General Manager of the Houston Rockets. In these roles, he was responsible for team and media operations, the development, financing and operations of arenas and stadiums, and business development. Mr. Patterson received a B.B.A. degree in Business Administration and a Juris Doctorate degree from University of Texas at Austin.
Gary T. Wescombe has served as an independent director of the Company since October 2006. He manages and develops real estate operating properties through American Oak Properties, LLC, where he is a principal. He is also a director, Chief Financial Officer and Treasurer of the Arnold and Mabel Beckman Foundation, a nonprofit foundation established for the purpose of supporting scientific research. From October 1999 to December 2001, he was a partner in Warmington Wescombe Realty Partners in Costa Mesa, California, where he focused on real estate investments and financing strategies. Prior to retiring in 1999, Mr. Wescombe was a partner with Ernst & Young, LLP (previously Kenneth Leventhal & Company) from 1970 to 1999. In addition, Mr. Wescombe also served as a director of G REIT, Inc. from December 2001 to January 2008 and has served as chairman of the trustees of G REIT Liquidating Trust since January 2008. Mr. Wescombe received a B.S. degree in Accounting and Finance from San Jose State University and is a member of the American Institute of Certified Public Accountants and California Society of Certified Public Accountants.

Board Experience and Director Qualifications
Our Board of Directors has diverse and extensive knowledge and expertise in industries that are of particular importance to us, including the real estate and healthcare industries. This knowledge and experience includes acquiring, financing, developing, constructing, leasing, managing and disposing of both institutional and non-institutional commercial real estate. In addition, our Board of Directors has extensive and broad legal, auditing and accounting experience. Our Board of Directors has numerous years of hands-on and executive level commercial real estate experience drawn from a wide range of disciplines. The Board of Directors has nominated each director to serve on the Board of Directors based on the unique skills he brings to the Board of Directors, as well as how such skills collectively enhance our Board of Directors. On an individual basis:

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Our Chairman, Mr. Peters, has over 25 years of experience in managing publicly traded REITs and brings insight into all aspects of our business due to both his current role and his history with the Company. Mr. Peters co-founded the Company in 2006 and has served as our Chief Executive Officer since inception. Mr. Peters also has substantial expertise in finance, accounting and real estate, having previously served a variety of companies as Chief Financial Officer. His comprehensive experience and extensive knowledge and understanding of the healthcare and real estate industries has been instrumental in the creation, development and growth of the Company, as well as our current investment strategy.

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Mr. Blair, our lead independent director, provides broad real estate and legal experience, having served a variety of companies in advisory, executive and/or director roles for over 35 years, including over 10 years as Chief Executive Officer, President and Chairman of the board of directors of a publicly traded REIT. He also operates a consulting practice which focuses on real estate acquisitions and finance. His diverse background in other business disciplines, coupled with his deep understanding and knowledge of real estate, contributes to the quality guidance and oversight he brings to our Board of Directors.

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Mr. DeWald, based on his 30 year career with the international accounting and auditing firm of KPMG LLP, offers substantial expertise in accounting and finance. Mr. DeWald also has over 15 years of experience as a director of a number of companies in the healthcare, financial, banking and manufacturing sectors.

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Mr. Fix offers financial and management expertise, with particular industry knowledge in real estate, hospitality, agriculture and financial services. He has served in various executive and/or director roles in a number of public and private companies in the real estate, financial and technology sectors, for over 40 years.

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Mr. Foss offers significant experience in marketing and sales based on his over 30 year career at GE.  During his time at GE, he has had extensive involvement with the healthcare industry. In addition to leading GE’s global sales efforts, which included its global Healthcare division, he was also instrumental in founding the GE/NFL Brain Research Program. These roles allowed Mr. Foss to develop extensive relationships with leading healthcare providers and also provided him with a keen understanding of the changing delivery of care. These relationships and his significant business experience at GE will provide the Board of Directors insight regarding matters affecting the Company’s tenants and trends in the healthcare industry.

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Mr. Mathis brings extensive experience in the healthcare industry, having held numerous leadership positions in organizations charged with planning and directing the future of healthcare delivery in the United States for over 35 years, including serving as Chairman of the National Advisory Council on Health Care Technology Assessment and as a member of the Medicare Prospective Payment Assessment Commission. He was the founding President and Chief Executive Officer of The Methodist Hospital System in Houston, Texas, and has served as an executive consultant in the healthcare sector for over ten years.

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Mr. Patterson offers significant experience in business, finance, legal, media, marketing, and political operations. Mr. Patterson has served in a variety of executive roles for over 20 years with a successful track record in growing operations and leading innovative transactions that impact both the franchise and the community. In his current role, Mr. Patterson heads one of the most dynamic collegiate athletic institutions in this country, with significant touch points throughout the educational, athletic, business, and healthcare communities.

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Mr. Wescombe provides expertise in accounting, real estate investments and financing strategies, having served a number of companies in various executive and director roles for over 40 years in both the real estate and non-profit sectors, including almost 30 years as a partner with Ernst & Young LLP. He currently manages and develops real estate operating properties as a principal of a real estate company.

CORPORATE GOVERNANCE
Board of Directors
The Board of Directors held 11 meetings during the year ended December 31, 2014. Each of our directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during the year and the total number of meetings held by all committees of the Board of Directors on which he served during the periods in which he served.
Board Leadership Structure
The Nominating and Corporate Governance Committee and the Board of Directors believe it is important to select the Chairman of the Board of Directors (the “Chairman”) and Chief Executive Officer in the manner they consider in the best interests of the Company at any given point in time. The members of the Nominating and Corporate Governance Committee and the Board of Directors possess considerable business experience and in-depth knowledge of the issues the Company faces and, therefore, are in the best position to evaluate our needs and how best to organize our leadership structure to meet those needs. Accordingly, the Chairman and Chief Executive Officer positions may be filled by one individual or by two different individuals. The Nominating and Corporate Governance Committee and the Board of Directors believe that the most effective leadership structure for the Company at this time is for Mr. Peters to serve as both our Chairman and Chief Executive Officer. Mr. Peters’ combined role as Chairman and Chief Executive Officer serves as a bridge between the Board of Directors and management and provides unified leadership for developing and implementing our strategic initiatives and business plans.
Lead Independent Director
As discussed above, the Board of Directors periodically reviews the appropriateness and effectiveness of its leadership structure. In 2014, the Board of Directors review validated the continued benefits of Mr. Peters’ service as both our Chairman and Chief Executive Officer. The review also culminated in the approval of amendments to the Company’s Corporate Governance Guidelines in December 2014 which created the position of lead independent director. The lead independent director’s specific responsibilities include, among other things, to preside at all meetings at which the Chairman is not present, including executive sessions of independent directors, to call meetings of independent directors, to function as a liaison with the Chairman, to approve board meeting agendas and to schedule and confer with the Chairman on strategic planning matters and transactions. In December 2014, the Nominating and Corporate Governance Committee approved Mr. Blair as the lead independent director for an initial term of two years until the 2016 Annual Meeting of Stockholders and recommended approval to the Board of Directors. The Board of Directors approved the recommendation in December 2014. Any subsequent lead independent director shall be elected annually for a term of one-year. The Board of Directors believes this allocation of responsibility provides for effective leadership while maintaining independence.
Director Attendance at Annual Meetings of Stockholders
Although we have no policy with regard to attendance by the members of the Board of Directors at our annual meetings of stockholders, we invite and encourage the members of the Board of Directors to attend our annual meeting of stockholders to foster communication between our stockholders and the Board of Directors. All of our directors attended the 2014 Annual Meeting of Stockholders in person or telephonically.
Contacting the Board of Directors
Any interested party who desires to contact members of the Board of Directors may do so by writing to: Healthcare Trust of America, Inc., Board of Directors, 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. The independent directors may also be contacted by writing to: Healthcare Trust of America, Inc., Independent Directors, 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. Communications received will be distributed by our Secretary to such member or members of the Board of Directors, or to one or more independent directors as deemed appropriate by our Secretary, depending on the facts and circumstances outlined in the communication received. For example, if any questions regarding accounting, internal accounting controls and auditing matters are received, they will be forwarded by our Secretary to the Audit Committee for review.
Director Independence
We have an eight-member Board of Directors. We consider all of our directors other than Scott D. Peters, our Chief Executive Officer, to be independent under the New York Stock Exchange (“NYSE”) and SEC rules. Our charter provides that a majority of our directors must be “independent directors.” We consider all of our directors other than Mr. Peters to be “independent directors” as defined in our charter. As currently defined in our charter, the term “independent director” means:

“[A] Director who is not on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly associated with the Corporation or its Affiliates by virtue of (i) employment by the Corporation or any of its Affiliates; (ii) performance of services, other than as a Director, for the Corporation; or (iii) maintenance of a material business or professional relationship with the Corporation or any of its Affiliates. A business or professional relationship is considered “material” if the aggregate gross income derived by the director from the Corporation and its Affiliates (excluding fees for serving as a director of the Corporation or other REIT or real estate program that is organized, advised or managed by the Corporation and its Affiliates) exceeds five percent of either the director’s annual gross income during either of the last two years or the director’s net worth on a fair market value basis. An indirect association with the Corporation or its Affiliates shall include circumstances in which a director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the Corporation or its Affiliates.”
In addition, our Audit Committee members qualify as independent under the NYSE’s and SEC’s rules applicable to Audit Committee members.
Our independent directors meet throughout the year in regularly scheduled executive sessions. Prior to the appointment of the lead independent director, the director chosen to preside at each executive session of the independent directors was the director most closely associated with the applicable issue being discussed. After the appointment of the lead independent director, this became the responsibility of the lead independent director. Our lead independent director also has the authority to call meetings of the independent directors and confers with our Chairman on strategic planning matters. A full list of the lead independent director’s duties and responsibilities is also available by clicking on “Corporate Governance” under “Investor Relations” on our website at www.htareit.com.
Risk Management
The Board of Directors and each of its committees play an important role in overseeing the management of the Company’s risks. The Board of Directors regularly reviews our material risks and exposures, including operational, strategic, financial, legal and regulatory risks. Management is responsible for identifying the material risks facing the Company, implementing appropriate risk management strategies that are responsive to our risk profile, integrating consideration of risk and risk management into our decision-making process, and promulgating policies and procedures to ensure that information with respect to material risks is transmitted to senior executives, as well as to our Board of Directors and appropriate committees of our Board of Directors. Our Board of Directors maintains oversight of the Company’s risk management activities through the work of our Audit, Compensation, Nominating and Corporate Governance, Investment, and Risk Management Committees.
The Risk Management Committee has primary responsibility at the Board of Directors level for overseeing our risk management activities. The Risk Management Committee’s responsibilities include reviewing and discussing with management and our independent auditors any significant risks or exposures faced by us, the steps management has taken to identify, mitigate, monitor, control or avoid such risks or exposures, and our underlying policies with respect to risk assessment and risk management. In addition, the Audit Committee reviews the management of financial risk and our policies regarding risk assessment and risk management. The Compensation Committee reviews the management of risks relating to our compensation plans and arrangements. The Investment Committee reviews the risks associated with our acquisitions. The Nominating and Corporate Governance Committee reviews the management of risks relating to regulatory compliance and our corporate governance policies.
Our Board of Directors is regularly informed regarding the risk oversight discussions and activities of each of these committees. In addition, members of management responsible for managing our risk periodically report to the Board of Directors regarding risk management matters.
Committees of the Board of Directors
Our Board of Directors may establish committees it deems appropriate to address specific areas in more depth than may be possible at a Board of Directors meeting, provided that the majority of the members of each committee are independent directors. Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, an Investment Committee and a Risk Management Committee.
Audit Committee.    The primary responsibilities of the Audit Committee are to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to our stockholders and others, the system of internal controls which management has established, and the audit and financial reporting process. The Audit Committee is responsible for the selection, evaluation and, when necessary, replacement of our independent registered public accounting firm. Under our Audit Committee charter, the Audit Committee will always be comprised solely of independent directors. The Audit Committee is currently comprised of Messrs. Blair, DeWald, Fix, Foss, Mathis and Wescombe, all of whom are independent directors. Mr. DeWald currently serves as the chairman of the Audit Committee and has been designated as the Audit Committee financial expert.

The Audit Committee has adopted a written charter under which it operates. This charter is available by clicking on “Corporate Governance” under “Investor Relations” on our website at www.htareit.com. The Audit Committee held eight meetings during the year ended December 31, 2014.
Compensation Committee.    The primary responsibilities of the Compensation Committee are to advise the Board of Directors on compensation policies, establish performance objectives for our executive officers, prepare the report on executive compensation for inclusion in our annual proxy statement, review and recommend to our Board of Directors the appropriate level of director compensation and annually review our compensation strategy and assess its effectiveness. The Compensation Committee has the authority to engage outside advisors to assist it in fulfilling these responsibilities.
Under the Compensation Committee charter, the Compensation Committee will always be comprised solely of independent directors. The Compensation Committee is currently comprised of Messrs. Blair, DeWald, Fix, Foss and Wescombe, all of whom are independent directors. Mr. Wescombe currently serves as the chairman of the Compensation Committee.
The Compensation Committee has adopted a written charter under which it operates. This charter is available by clicking on “Corporate Governance” under “Investor Relations” on our website at www.htareit.com. The Compensation Committee held seven meetings during the year ended December 31, 2014. Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation is provided in the “Compensation Discussion and Analysis” section below.
Nominating and Corporate Governance Committee.    The primary responsibilities of the Nominating and Corporate Governance Committee are to identify qualified individuals to become members of the Board of Directors, to recommend to the Board of Directors the selection of director nominees for election at the annual meeting of stockholders, to make recommendations regarding the composition of our Board of Directors and its committees, to assess director independence and the effectiveness of the Board of Directors, to develop and implement corporate governance guidelines and to oversee our compliance and ethics program. The Nominating and Corporate Governance Committee is currently comprised of Messrs. Blair, Fix, Mathis and Patterson, all of whom are independent directors. Mr. Fix currently serves as the chairman of the Nominating and Corporate Governance Committee.
The Nominating and Corporate Governance Committee has adopted a written charter under which it operates. This charter as well as our corporate governance guidelines are available by clicking on “Corporate Governance” under “Investor Relations” on our website at www.htareit.com. The Nominating and Corporate Governance Committee held six meetings during the year ended December 31, 2014.
The Nominating and Corporate Governance Committee will consider candidates for our Board of Directors recommended by stockholders. Recommendations should be delivered to: Healthcare Trust of America, Inc., Board of Directors, 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. Recommendations must include, among other things, the full name and age of the candidate, a brief description of the proposed candidate’s business experience for at least the previous five years and descriptions of the candidate’s qualifications and the relationship, if any, to the stockholder, and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected and a completed questionnaire (which questionnaire shall be provided by us, upon request, to the stockholder making the recommendation). Stockholders who are recommending candidates for consideration by our Board of Directors in connection with the next annual meeting of stockholders should submit their written recommendations not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of this proxy statement.
In considering possible candidates for election as a director, the Nominating and Corporate Governance Committee is guided by the principle that each director should: (i) be an individual of high character and integrity; (ii) be accomplished in his or her respective field, with superior credentials and recognition; (iii) have relevant expertise and experience upon which to be able to offer advice and guidance to management; (iv) have sufficient time available to devote to our affairs; (v) represent the long-term interests of our stockholders as a whole; and (vi) represent a diversity of background and experience. We do not have a formal policy for the consideration of diversity in identifying nominees for director. However, in addition to the criteria set forth above, the Nominating and Corporate Governance Committee strives to create diversity in perspective, background and experience on the Board of Directors as a whole when identifying and selecting nominees for the Board of Directors.
Qualified candidates for membership on the Board of Directors will be considered without regard to race, color, religion, gender, ancestry, national origin or disability. The Nominating and Corporate Governance Committee will review the qualifications and backgrounds of directors and nominees (without regard to whether a nominee has been recommended by stockholders), as well as the overall composition of the Board of Directors, and recommend the slate of directors to be nominated for election at the annual meeting of stockholders. We do not currently employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

Investment Committee.    The primary responsibility of the Investment Committee is to assist the Board of Directors in reviewing proposed acquisitions presented by our management. The Investment Committee has the authority to reject proposed acquisitions that have a purchase price of less than $25 million, but does not have the authority to approve proposed acquisitions, which must receive the approval of the Board of Directors. The Investment Committee also serves in an active role in overseeing the management of our portfolio, including budgeting and asset management. The Investment Committee is currently comprised of Messrs. Blair, Fix, Foss, Peters and Wescombe. Messrs. Blair, Fix, Foss and Wescombe are independent directors. Mr. Blair currently serves as the chairman of the Investment Committee.
The Investment Committee has adopted a written charter under which it operates. This charter is available by clicking on “Corporate Governance” under “Investor Relations” on our website at www.htareit.com. The Investment Committee held nine meetings during the year ended December 31, 2014.
Risk Management Committee.    The primary responsibilities of the Risk Management Committee are to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing, assessing and discussing with our management team, general counsel and auditors: (i) material risks or exposures associated with the conduct of our business; (ii) internal risk management systems management has implemented to identify, minimize, monitor or manage such risks or exposures; and (iii) management’s policies and procedures for risk management. The Risk Management Committee is currently comprised of Messrs. Blair, DeWald, Mathis and Patterson, all of whom are independent directors. Mr. Mathis currently serves as the chairman of the Risk Management Committee.
The Risk Management Committee has adopted a written charter under which it operates. This charter is available by clicking on “Corporate Governance” under “Investor Relations” on our website at www.htareit.com. The Risk Management Committee held four meetings during the year ended December 31, 2014.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) which contains general guidelines for conducting our business and is designed to help directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to our Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Chief Accounting Officer, Controller and persons performing similar functions and all members of our Board of Directors. The Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. Stockholders may request a copy of the Code of Ethics, which will be provided without charge, by writing to Healthcare Trust of America, Inc., 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. The Code of Ethics is also available by clicking on “Corporate Governance” under “Investor Relations” on our website at www.htareit.com. If, in the future, we amend, modify or waive a provision in the Code of Ethics, we may, rather than filing a Current Report on Form 8-K, satisfy the disclosure requirement by posting such information on our website at www.htareit.com, as necessary.

EXECUTIVE OFFICERS
The following table and biographical descriptions set forth information with respect to our executive officers:

Name	Age	Position	Term of Office
Scott D. Peters	57	Chief Executive Officer, President and Chairman of the Board	Since 2006
Robert A. Milligan	34	Chief Financial Officer, Secretary and Treasurer	Since 2014
Mark D. Engstrom	55	Executive Vice President - Acquisitions	Since 2009
Amanda L. Houghton	33	Executive Vice President - Asset Management	Since 2011
For biographical information regarding Mr. Peters, our Chief Executive Officer and President, see “Information about Director Nominees” above.
Robert A. Milligan has served as our Chief Financial Officer since September 2014. Mr. Milligan served as the Company’s Executive Vice President of Corporate Finance and Capital Markets since July 2014, before which time he served as the Senior Vice President of Corporate Finance from January 2013 to July 2014 and the Director of Finance from January 2012 to January 2013. Mr. Milligan joined the Company in 2012. Before joining the Company, Mr. Milligan served as a Vice President at Bank of America Merrill Lynch, where he worked from July 2007 to January 2012. From June 2003 to July 2007, he served in various corporate finance capacities at General Electric. Mr. Milligan holds a BS degree in Finance and Economics from Arizona State University and an MBA degree from the University of Chicago.
Mark D. Engstrom has served as our Executive Vice President - Acquisitions since July 2009. From February 2009 to July 2009, Mr. Engstrom served as an independent consultant to us providing acquisition and asset management support. Mr. Engstrom has over 24 years of experience in organizational leadership, acquisitions, management, asset management, project management, leasing, planning, facilities development, financing, and establishing industry leading real estate and facilities groups. From 2006 through 2009, Mr. Engstrom was the Chief Executive Officer of Insite Medical Properties, a real estate services and investment company. From 2001 through 2005, Mr. Engstrom served as a Manager of Real Estate Services for Hammes Company and created a new business unit within the company which was responsible for providing asset and property management. Mr. Engstrom also served as a hospital administrator of Good Samaritan Hospitals from 1987 to 1995 and as a Vice President of PM Realty Group from 1995 to 1998. Mr. Engstrom received a B.A. degree in Pre-Law and Public Administration from Michigan State University and a Masters Degree in Hospital and Healthcare Administration from the University of Minnesota.
Amanda L. Houghton has served as our Executive Vice President - Asset Management since December 2011. From January 2011 to December 2011, Ms. Houghton served as our Senior Vice President of Asset Management and Finance. From January 2010 to January 2011, Ms. Houghton served as our Vice President of Asset Management and Finance. Ms. Houghton has experience in asset and joint venture management, acquisitions, dispositions, and corporate cash modeling and valuation. From August 2006 to December 2009, Ms. Houghton served as the Manager of Joint Ventures for Glenborough LLC in San Mateo, California, where she actively managed over two million square feet of retail/office properties and 400 acres of development land. Prior to joining Glenborough, from August 2005 to August 2006, Ms. Houghton provided acquisitions, asset management and disposition support in her position as Senior Analyst at ING Clarion in Boston, Massachusetts. Between July 2004 and August 2005, she served as a Senior Project Analyst for Weyerhaeuser Realty Investors in Irvine, California. Prior to Weyerhaeuser, Ms. Houghton participated in mergers and acquisitions structuring and valuation at RSM EquiCo in Costa Mesa, California, and business and intangible asset valuation at Bernstein, Conklin & Balcombe in Dallas, Texas. Ms. Houghton received a B.B.A degree in Finance and a B.A. degree in Public Policy from Southern Methodist University. Ms. Houghton holds the Chartered Financial Analyst designation and is a member of the CFA Institute and Commercial Real Estate Women (CREW).

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed Deloitte to be our independent registered public accounting firm for the year ending December 31, 2015. A representative of Deloitte is expected to be present at the 2015 Annual Meeting and will have an opportunity to make a statement if he or she so desires. The representative also will be available to respond to appropriate questions from the stockholders.
Although it is not required to do so, the Board of Directors is submitting the Audit Committee’s appointment of our independent registered public accounting firm for ratification by the stockholders at the 2015 Annual Meeting in order to ascertain the view of the stockholders regarding such appointment as a matter of good corporate practice. If the stockholders should not ratify the appointment of our independent registered public accounting firm, the Audit Committee will reconsider the appointment.
The Board of Directors recommends a vote “FOR” ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:
AUDIT AND NON-AUDIT FEES
Deloitte has served as our independent auditors since April 2006. The following summarizes the approximate aggregate fees billed to the Company for the fiscal years ended December 31, 2014 and 2013 by Deloitte, the Company’s principal independent registered public accounting firm, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte Entities”):

Services	2014	2013
Audit fees (1)	$1,230,000	$1,945,000
Audit-related fees (2)	—	277,000
Tax fees (3)	394,000	454,000
All other fees	—	—
Total	$1,624,000	$2,676,000
____________________

(1)
Audit fees consist of the audit of our annual consolidated financial statements, a review of our quarterly condensed consolidated financial statements, and other services related to filings with the SEC.

(2)	Audit related fees consist of stand-alone property audits and agreed-upon procedures.

(3)	Tax services consist of tax compliance.
Pre-Approval Policies
The Audit Committee charter imposes a duty on the Audit Committee to pre-approve all auditing services performed for us by our independent auditors, as well as all permitted non-audit services, if any (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditors’ independence. Unless a type of service to be provided by the independent auditors has received “general” pre-approval, it will require “specific” pre-approval by the Audit Committee.
All requests or applications for services to be provided by the independent auditor that do not require specific pre-approval by the Audit Committee will be submitted to management and must include a detailed description of the services to be rendered. Management will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditors.
Requests or applications to provide services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and the Principal Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The chairperson of the Audit Committee has been delegated the authority to specifically pre-approve de minimis amounts for services not covered by the general pre-approval guidelines. All amounts, other than such de minimis amounts, require specific pre-approval by the Audit Committee prior to engagement of Deloitte. All amounts, other than de minimis amounts not subject to pre-approval, specifically pre-approved by the chairperson of the Audit Committee in accordance with this policy are to be disclosed to the full Audit Committee at the next regularly scheduled meeting.
All services rendered by Deloitte for the years ended December 31, 2014 and 2013 were pre-approved in accordance with the policies and procedures described above.
Auditor Independence
The Audit Committee has considered whether the provision of the above noted services is compatible with maintaining the independence of our independent registered public accounting firm’s independence and has concluded that the provision of such services has not adversely affected the independent registered public accounting firm’s independence.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS
The Audit Committee of the Board of Directors of Healthcare Trust of America, Inc. operates under a written charter adopted by the Board of Directors, which is available by clicking on “Corporate Governance” under “Investor Relations” on our website at www.htareit.com. The role of the Audit Committee is to oversee our financial reporting process on behalf of the Board of Directors. Our management has the primary responsibility for our financial statements as well as our financial reporting process, principles and internal controls. The independent registered public accounting firm is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with U.S. general accepted accounting principles.
In this context, in fulfilling its oversight responsibilities, the Audit Committee reviewed the 2014 audited financial statements with management, including a discussion of the quality and acceptability of the financial reporting and controls of Healthcare Trust of America, Inc.
The Audit Committee reviewed with Deloitte & Touche LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and the acceptability of the financial statements and such other matters as are required to be discussed by the applicable auditing standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties). The Audit Committee has received the written disclosures from our independent registered public accounting firm required by Public Company Accounting Oversight Board (United States) (“PCAOB”) Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence” and discussed with our independent registered public accounting firm its independence within the meaning of the rules and standards of the PCAOB and the securities laws and regulations administered by the SEC. The Audit Committee has also discussed with our independent registered public accounting firm matters required to be discussed by PCAOB Auditing Standard No. 16, Communication with Audit Committees (PCAOB AS 16).
The Audit Committee discussed with Deloitte & Touche LLP the overall scope and plans for the audit. The Audit Committee meets periodically with Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations, their evaluations of internal controls and the overall quality of the financial reporting of Healthcare Trust of America, Inc., prior to the issuance of the financial statements.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 23, 2015. This report is provided by the following independent directors, who constitute the Audit Committee (except for Mr. Foss as he did not serve on the Audit Committee during fiscal year 2014):
Maurice J. DeWald, Chairman
W. Bradley Blair, II
Warren D. Fix
Larry L. Mathis
Gary T. Wescombe

COMPENSATION DISCUSSION AND ANALYSIS
In this Compensation Discussion and Analysis (“CD&A”) we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies for 2014 with respect to our named executive officers, and the material factors that we considered in making those decisions. Following this CD&A, under the heading “Executive Compensation” you will find a series of tables containing specific data about the compensation earned in 2014 by the following named executive officers:

•	Scott D. Peters, Chief Executive Officer, President and Chairman of the Board;

•	Robert A. Milligan, Chief Financial Officer, Secretary and Treasurer;

•	Mark D. Engstrom, Executive Vice President - Acquisitions; and

•	Amanda L. Houghton, Executive Vice President - Asset Management.
Kellie S. Pruitt resigned as our Chief Financial Officer, Secretary and Treasurer in September 2014. Under SEC rules, she is included as one of our named executive officers for 2014. Except as expressly noted, references to our named executive officers in this CD&A do not include Ms. Pruitt.
Compensation Philosophy and Objectives
Our Compensation Committee is charged with setting compensation for our named executive officers and all other employees. Pursuant to the terms of our Compensation Committee charter, our Compensation Committee has oversight over all of our compensation programs, including plans and programs relating to cash compensation, incentive compensation and equity-based awards.
The objectives of our executive compensation program are set forth below:

•	attract, retain and motivate talented executives;

•
link compensation realized with the achievement of pre-established short and long-term financial and strategic goals, as well as our Compensation Committee’s assessment of an individual’s overall contributions generally and to the achievement of our corporate goals and objectives;

•	align management and stockholder interests by encouraging long-term value creation; and

•	maintain compensation and corporate governance practices that are designed to create value for our stockholders.
Our Compensation Committee recognizes that effective compensation strategies are critical to recruiting and retaining key employees who contribute to our long-term success and thereby create value for our stockholders. An important objective of our Compensation Committee is to align the financial interests of our executives with those of our stockholders by maintaining a performance and achievement-focused culture that provides our executives with competitive cash incentive opportunities and long-term, equity incentive compensation for strong performance measured against key financial and strategic goals.
Compensation Policies
Our executive compensation program includes a number of features intended to reflect best practices in the market and to help ensure that the program reinforces our stockholders’ interests. These features are described in more detail below in this CD&A and include the following:

•
Our Compensation Committee is comprised solely of independent directors. Our Compensation Committee engages independent compensation consultants, as further described below, to advise on matters related to our executive compensation program.

•
The majority of our executives’ compensation is at-risk. For fiscal year 2014, approximately 86% of Mr. Peters’ total direct compensation was performance-based, and approximately 67% to 74% of the three other named executive officers’ total direct compensation was performance-based. As used in this discussion, the term “total direct compensation” means the aggregate amount of the executive’s base salary, annual bonus earned for 2014, and the grant date fair value long-term equity incentive awards earned for 2014 but issued in 2015.

•
Our executives’ bonuses under our annual incentive program are performance-based cash incentives that reward achievement of performance objectives tied to our annual business plan and objectives. A range of earnings opportunities, expressed as percentages of base salary and corresponding to three levels of performance (i.e., Threshold, Target and High), are established for each of our executives. Actual bonus awards to our executives depend on actual achievement relative to the corporate objectives and our Compensation Committee’s subjective assessment of each executive’s individual performance as described below under “Elements of our 2014 Compensation Program.”

•
Our executives also participate in our long-term equity incentive program which rewards executives with restricted common stock based on performance during the fiscal year. Under the program, the Compensation Committee approved Threshold, Target and High award opportunities, with the amount awarded to each executive to be determined based on our actual achievement of pre-established corporate objectives during 2014 and the Compensation Committee’s subjective assessment of each executive’s individual performance as described below. The amount awarded was then converted into restricted shares issued in January 2015 (based on the value of our common stock at the time of issuance) that would vest over a multi-year period, subject to the executive’s continued employment. Thus, the program is designed to create additional incentives to achieve specified performance goals during the performance year and to remain with the Company over the vesting period following the end of the performance year, as well as further aligning the interests of our executives with those of stockholders through their equity interests in the Company.

•
Each executive’s base salary represents our Compensation Committee’s view of the appropriate level of fixed compensation necessary to attract and retain executive talent. Salaries are based on a number of factors, including competitive market data, the scope of the executive’s role in the Company, the executive’s level of experience, and the executive’s performance potential.

•
Our Compensation Committee has established stock ownership guidelines for our executives. Under these guidelines, our Chief Executive Officer and other named executive officers should own a minimum of six and four times the applicable executive’s base salary, respectively, of fully vested shares of our common stock.

•	We do not provide any tax gross-up payments or material perquisites to our named executive officers.

•	Our Amended and Restated 2006 Incentive Plan (the “2006 Incentive Plan”) expressly prohibits pledging awards granted to our executives under the plan.

•
The Risk Management Committee reviews our compensation policies and practices as a part of its overall review of the material risks or exposures associated with our internal and external risks. Through this review process, our Risk Management Committee has concluded that our compensation policies are not reasonably likely to have a material adverse effect on us or our stockholders.

Compensation Consultant and Peer Groups
Our Compensation Committee periodically reviews the compensation arrangements of our executive officers and employees, and our overall compensation structure. In 2014, our Compensation Committee engaged Towers Watson to assist in its review of our executive compensation program, including the long-term equity compensation plan adopted for 2014 as described below. In 2013, our Compensation Committee engaged FPL Associates, LP (“FPL”) to review our executive compensation program relative to two peer groups of publicly traded REITs (i.e., size-based peers, and healthcare REIT peers), or, collectively, the “comparable peers.” Other than their engagement by the Compensation Committee, Towers Watson and FPL provide no services to us or any of our subsidiaries. The Compensation Committee has assessed the independence of Towers Watson and FPL and concluded that its engagement of these compensation consultants does not raise any conflict of interest with us or any of our directors or executive officers.
When selecting the comparable peers, our Compensation Committee considered input from consultants and selected a combination of (i) our directly competitive, publicly traded healthcare REIT peers (“Healthcare REIT Peers”) and (ii) a group of other REITs based on total capitalization relative to our total capitalization (“Size-Based Peers”).
For the Healthcare REIT Peers, our Compensation Committee focused on companies with significant portfolios of MOBs that it believes we compete with on a day-to-day basis for acquisitions, leasing, investor interest, management talent and other similar strategic initiatives. Our Compensation Committee recognizes that certain of the Healthcare REIT Peers are active with property types in addition to MOBs, and in three cases the market capitalization and total capitalization of the Healthcare REIT Peers was substantially larger than ours; however, our Compensation Committee concluded that our performance was both consistently strong throughout 2014 and at the high end of performance relative to the Healthcare REIT Peers with respect to their MOB portfolios. Moreover, our Compensation Committee recognized the intensive level of effort required to actively operate, manage and lease a portfolio of multi-tenant MOBs, such as we must do for the type of portfolio we own. From a relative size perspective, our Healthcare REIT Peers had MOB portfolio asset values that ranged from $2.7 billion to $4.0 billion, with an average of $3.4 billion. Our primarily MOB portfolio asset value of $3.3 billion at December 31, 2014 was consistent with the average MOB portfolio asset value of our Healthcare REIT Peers. For these reasons, our Compensation Committee believes it is appropriate to include the Healthcare REIT Peers among the comparable peers in assessing market compensation levels.

For the Size-Based Peers, our Compensation Committee considered (i) the size and geographic reach of the each company’s portfolios; (ii) whether or not the Size-Based Peers actively managed their portfolios; (iii) the magnitude of growth through acquisitions; (iv) the amount of leverage; and (v) the total stockholder returns. Our Size-Based Peers had market capitalizations that ranged from $2.3 billion to $4.4 billion, with an average of $3.4 billion. Our market capitalization of $3.4 billion at December 31, 2014 was consistent with our Size-Based Peers. The Compensation Committee believes it is appropriate to include the Size-Based Peers among the comparable peers in assessing market compensation levels.
The Healthcare REIT Peers and the Size-Based Peers for 2014 are identified below. The only change to our peer group from 2013 was to remove one company from our Size-Based Peers as it is no longer publicly traded.

Healthcare REIT Peers:	Size-Based Peers:
Healthcare Realty Trust, Inc. (NYSE: HR)	BioMed Realty Trust, Inc. (NYSE: BMR)
Healthcare REIT, Inc. (NYSE: HCN)	Brandywine Realty Trust (NYSE: BDN)
HCP, Inc. (NYSE: HCP)	CubeSmart (NYSE: CUBE)
Ventas, Inc. (NYSE: VTR)	Equity One, Inc. (NYSE: EQY)
Healthcare Realty Trust, Inc. (NYSE: HR)
Highwoods Properties, Inc. (NYSE: HIW)
Lexington Realty Trust (NYSE: LXP)
The review of comparable peers’ compensation programs is just one of the elements our Compensation Committee takes into account in making compensation decisions for our named executive officers. Our Compensation Committee also considers the experience, tenure, and past and recent performance of each executive, as described below, and does not benchmark compensation at any particular level as compared with the peer group. Except as otherwise noted in this CD&A, decisions by the Compensation Committee are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee as well as analysis and input from, and comparable peer data provided by, the Compensation Committee’s independent compensation consultants.
The Role of Stockholder Say-on-Pay Votes
We provide our stockholders with the opportunity to cast an advisory vote every three years to approve our executive compensation program (referred to as a “say-on-pay proposal”). At our 2014 Annual Meeting of Stockholders approximately 86% of the votes cast on the “say-on-pay proposal” at that meeting were voted in favor of the proposal. Our Compensation Committee believes this result affirms our stockholders’ support of our approach to executive compensation and, thus, our Compensation Committee did not change its approach in making its executive compensation decisions after the 2014 Annual Meeting of Stockholders. Our next advisory “say-on-pay vote” and “say-on-pay frequency vote” will occur in 2017. Our Compensation Committee will continue to consider the outcome of our “say-on-pay proposals” when making future compensation decisions for our named executive officers.
Employment Agreements
We have entered into employment agreements with each of our named executive officers, which we believe help promote continuity of the management team. In December 2014, our Compensation Committee approved an extension to the term of Mr. Peters’ employment agreement by one year through January 1, 2018. The other terms of Mr. Peters’ employment remain unchanged from the terms presented in our 2014 proxy statement and included as part of the 2014 “say-on-pay vote”. In considering the extension, our Compensation Committee focused on the achievements of the Company and Mr. Peters’ roles and responsibilities in (i) successfully leading a strategy with a goal to consistently deliver attractive returns to stockholders; (ii) overseeing our NOI growth, our level of quality investment activity, the overall occupancy of our portfolio, our debt to total capitalization and our credit rating; (iii) representing us and enhancing our reputation externally, including with tenants, investors, industry organizations and the media; (iv) conducting regular communications with our stockholders and responding to our stockholders’ inquiries; (v) focusing on regular communications with the Board of Directors and committees; (vi) focusing on attention to governance matters and risk oversight; and (vii) attracting, developing and retaining a highly skilled management team and motivating them to create long-term value for our stockholders. A summary of the terms of the employment agreements with our named executive officers is presented below under “Employment Agreements”.
Elements of our 2014 Compensation Program
In 2014, the key elements of compensation for our named executive officers were base salary, non-equity incentive plan compensation and long-term equity incentive awards, as described in more detail below. In addition to these key elements, each employment agreement for our named executive officers provides for severance protection under certain circumstances, as discussed below.

Base Salary
Base salary provides the fixed portion of compensation for our named executive officers and is intended to attract and retain talented individuals and to reward core competence for each executive in their respective roles relative to skill, experience and contributions to us. The Compensation Committee reviews base salaries on an annual basis in relation to our peers and the roles and responsibilities within the Company. Base salaries for the named executive officers were as follows:

Executive	2013	2014	% Increase	2015	% Increase
Scott D. Peters	$800,000	$800,000	0%	$800,000	0%
Robert A. Milligan (1)	N/A	300,000	N/A	300,000	0
Mark D. Engstrom	325,000	325,000	0	325,000	0
Amanda L. Houghton	275,000	275,000	0	300,000	9
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(1)
Mr. Milligan was appointed as our Chief Financial Officer in September 2014. The table above only presents Mr. Milligan’s annual rate of base salary in effect for the period he has served as our Chief Financial Officer.

The base salary levels for Mr. Peters, Mr. Engstrom, and Ms. Houghton were originally set as part of their respective employment agreements entered into on January 1, 2013. The base salary for Mr. Milligan was established as part of his amended employment agreement entered into in August 2014.
As noted above under “Compensation Consultant and Peer Groups”, with the assistance of FPL, our Compensation Committee conducted a review in 2013 of our executive compensation program for our four named executive officers, in the aggregate, compared to the top four named executive officers, in the aggregate, for the comparable peers. This review concluded that, in the aggregate, the base salaries of our named executive officers, was below the median compensation as compared to the top four named executive officers, in the aggregate, for the comparable peers. Nevertheless, our Compensation Committee determined at that time that the base salary levels for our named executive officers would remain unchanged for 2014 and for 2015 for Mr. Peters, Mr. Engstrom and Mr. Milligan in view of the role of incentive-based pay as a part of the total compensation package. At the time, the Compensation Committee determined that Ms. Houghton’s base salary would be increased in 2015 as indicated in the chart above to align more closely with the salary levels provided for comparable positions by our peers.
Annual Bonus
Annual cash bonuses for our named executive officers are intended to reward and recognize contributions by our executives to our financial performance generally and our Compensation Committee’s assessment of individual executive contributions to us. A portion of each executive’s annual cash incentive is determined based on our performance against pre-established metrics. At the beginning of each performance year, our Compensation Committee determines specific performance metrics and related goals and an award opportunity range (expressed as multiples of base salary and corresponding to Threshold, Target and High levels of performance) for each of our named executive officers. Our Compensation Committee believes that the Target goals established by it are “stretch” (i.e., ambitious) goals, and, accordingly, (i) that strong performance is expected of the Company and an executive in order to achieve a payout at a Target level and (ii) that superior performance is expected of an executive in order to achieve a payout above a Target level. For each of our named executive officers, 50% of the bonus is determined by our Compensation Committee based upon the Company’s performance against pre-established standards, and 50% of the bonus is determined by our Compensation Committee based on its subjective assessment of the executive’s individual performance.
Company Performance Metrics.    Set forth below is a summary of the performance metrics and the rationale as to why our Compensation Committee believes each performance metric is an important component of our pay-for-performance philosophy.

•
Same-Property Cash NOI Growth. We believe Same-Property Cash NOI is an important and widely-recognized measure of internal growth for REITs, which is the foundation for the cash flows that support our dividend and an important component of TSR. For further description of Same-Property Cash NOI, see “Non-GAAP Financial Measures” below.

•
Normalized FFO Per Share Growth. Normalized FFO is a common measure of operating performance for REITs because FFO excludes, among other items, the effect of gains and losses from real estate sales and real estate depreciation and amortization in order to allow investors, analysts and management to compare operating performance among companies and across time periods on a consistent basis. A REIT’s Normalized FFO can have a significant impact on the trading price of its common stock and is, therefore, a significant contributor to TSR. For further description of Normalized FFO, see “Non-GAAP Financial Measures” below.

•
Relative TSR. We believe TSR is the most direct measure of a company’s creation and preservation of stockholder value. For 2014, this metric measures our one-year TSR as compared to the SNL US REIT Healthcare Total Return Index as of the last trading day of the year. Due to our short duration as a publicly listed company, our Compensation Committee determined to initially use one-year TSR for the bonus program. As time progresses, our Compensation Committee presently intends to also review relative TSR over longer periods.

•
Gross Acquisitions. We believe quality acquisitions are an important component to our continued growth and future profitability. The long-term impact of these acquisitions is incorporated into other performance metrics including Same-Property Cash NOI growth, Normalized FFO per share growth, and relative TSR performance.

•
Debt to Gross Assets. Debt to gross assets reflects the strength of our balance sheet, which is fundamental to preserving stockholder value. We believe a strong balance sheet positions us to continue to execute our acquisition strategy, which is important to our growth. This metric also is intended to avoid creating incentives to achieve Normalized FFO per share growth through inappropriate leverage.

The following table sets forth the performance metrics and goals approved by our Compensation Committee at the beginning of 2014 to measure 2014 corporate performance, the relative weighting for each performance metric and the actual performance level achieved. Performance at the Threshold, Target and High levels for a particular performance metric equate to award percentages of 50%, 100% and 150% of the bonus opportunity allocated to that metric, respectively. Award percentages are not pro-rated for performance between the stated levels.

Metric	Weighting	Threshold	Target	High	Actual	% Awarded (1)
Same-Property Cash NOI growth	30%	2.0%	2.5%	3.0%	3.0%	45%
Normalized FFO per share growth	20%	6%	8%	10%	13%	30%
Relative TSR	20%	25%	50%	75%	>75%	30%
Gross acquisitions	20%	$200 million	$300 million	$400 million	$440 million	30%
Debt to gross assets	10%	45%	40%	35%	39%	10%
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(1)	Represents the award percentage for the applicable metric based on performance, multiplied by the weighting for that metric.
Based on these performance results, our Compensation Committee determined that each of our named executive officers would be awarded 145% of their bonus related to the Company performance component of the cash bonus program.
Individual Performance. Factors considered in the assessment of individual performance for each executive include: (i) implementation of targeted acquisition strategies; (ii) effective capital raising, promotion of the Company in the capital markets, and communication with investors; (iii) effectively managing and leasing our portfolio; and (iv) managing a strong balance sheet. Mr. Peters provides our Compensation Committee with recommendations for individual performance for each named executive officer (other than himself) based on his assessment of the executive’s achievements during the year. Our Compensation Committee assesses Mr. Peters’ performance based on his individual achievements to determine his individual performance score.
For 2014, our Compensation Committee rated the individual performance for each of (i) Mr. Peters as achieving results at High level, (ii) Ms. Houghton as achieving results between the Target and High levels, and (iii) Mr. Milligan and Mr. Engstrom as achieving results between Threshold and Target levels. Mr. Peters’ and Ms. Houghtons’ High performance rating reflects our strong asset management performance during 2014 which set us apart from our peers. This assessment was not based on specifically proscribed criteria established at the beginning of 2014 but, rather, was based on a subjective determination by our Compensation Committee of a combination of factors relevant to each executive’s position and projections that were important to helping the Company achieve its short-term and long-term corporate objectives.
For Mr. Peters, our Compensation Committee considered the following individual achievements: (i) successfully led the Company’s strategy, drove financial results and delivered solid returns to stockholders through internal growth and acquisitions while maintaining a strong balance sheet and improving our cost of capital; (ii) enhanced our franchise value through the communication to our tenants, the investor community and the media of our strengths and competitive advantages; and (iii) facilitated the achievement of the personal goals of all of our executive officers and drove excellence as a key component of our culture and organization.

For Mr. Milligan, our Compensation Committee considered the following individual achievements: (i) managed our liquidity and strengthened our balance sheet, including his role in the successful execution of capital raising activities, including managing our equity raise of over $170 million, including our debut overnight offering at our than 52 week high, our $300 million 7-year unsecured bond, and the refinancing of our $1.1 billion unsecured credit agreement to help us achieve our target leverage, a lower cost of long-term debt, and a well laddered debt maturity schedule; (ii) communicated with the credit rating agencies and our successful achievement of an upgraded rating from BBB- to BBB from S&P and; (iii) provided leadership in managing improvements in our accounting and finance departments that increased efficiency and helped position us for future growth. The Compensation Committee also took into consideration Mr. Milligan’s short tenure in his role as Chief Financial Officer.
For Mr. Engstrom, our Compensation Committee considered the following individual achievements: (i) achieved the closing of approximately $440 million of acquisitions of high quality medical office buildings; (ii) initiating our asset recycling program which generated gains of $27.9 million; (iii) established multiple new health system and new developer relationships, as well as expanded our existing relationships with our health systems and developers; and (iii) structured acquisitions to increase stockholder value and restructured a significant lease transaction with a key health system to transition the management of its buildings to our internal property management and leasing platform.
For Ms. Houghton, our Compensation Committee considered the following individual achievements: (i) drove industry leading Same-Property Cash NOI for the portfolio ranging from 3.0% to 3.3% per quarter; (ii) advanced our in-housing initiatives by bringing an additional 1.4 million square feet of GLA of our properties onto our in-house asset management platform; and (iii) supervised marketing and leasing of our nationwide portfolio, including bringing seven new markets onto our in-house leasing platform, which increased the leased percentage 40 basis points to 92.0% at year-end.
The following table sets forth the range of the 2014 bonus opportunity for each of our named executive officers and the actual bonus amounts awarded to each executive for their respective 2014 performance, taking into account the Company and individual performance assessments described above. The Target bonus percentage is based on each named executive officers employment agreement. The Compensation Committee established Threshold and High percentages based on 50% and 150%, respectively, of each named executive officer Target percentage.

	Range of 2014 Bonus Opportunities (as a % of Base Salary)			2014 Bonus Earned
Executive	Threshold	Target	High	Actual % of Target (1)	Amount (2)
Scott D. Peters	100%	200%	300%	147%	$2,352,000
Robert A. Milligan	50	100	150	104	312,000
Mark D. Engstrom	50	100	150	108	349,375
Amanda L. Houghton	50	100	150	140	385,000
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(1)
Represents the sum of (i) the Company performance factor (which was 145% based on 2014 performance as described above) multiplied by the weighting of this component for each executive (50% for all executive officers) and (ii) the individual performance factor for each executive multiplied by the weighting of this component for each executive (50% for all named executive officers).

(2)	Represents the “Actual % of Target” awarded, multiplied by the executive’s “Target” bonus percentage, multiplied by the executive’s base salary.
Ms. Pruitt was also eligible to participate in the 2014 bonus program at the same Threshold, Target and High bonus opportunity levels as Mr. Milligan, Mr. Engstrom and Ms. Houghton. She was not eligible to receive a bonus under the program as her employment with the Company ended during the year.
Long-Term Equity Incentives
In 2014, our named executive officers participated in our long-term incentive program. The objectives of our long-term incentive program are to promote achievement of performance goals, to focus our executive officers on creating long-term value for our stockholders, and to assist us in attracting and retaining key executives. Like our annual incentive program, long-term incentive awards for the applicable year are based on our achievement of pre-established corporate goals, and our executives’ achievement of individual goals for the performance year. For each named executive officer a range of potential award values, expressed in each case as a dollar amount, is established at the beginning of the applicable performance year corresponding to three levels of performance (i.e., Threshold, Target, and High) for long-term incentive compensation. Performance at the Threshold, Target and High levels for a particular performance metric equate to award percentages of 50%, 100% and 150% of the bonus opportunity allocated to that metric, respectively.

The amounts awarded under the long-term incentive program are determined by the Compensation Committee following the performance year in the form of restricted shares of our common stock. The number of shares awarded is determined by converting the dollar value of the award into shares using the closing price of our stock on the day prior to our grant date. The shares awarded to each executive under the program are then subject to a multi-year vesting schedule following the performance year. The Compensation Committee believes that this structure creates additional incentives for our executives to achieve superior Company and individual performance during the performance year, as well as an additional retention incentive to remain with the Company through the awards’ vesting dates and further alignment of our executives’ interests with those of our stockholders through their ownership of the Company’s common stock.
Company Performance Metrics. At the beginning of 2014, our Compensation Committee also approved the performance metrics for determining the levels of the 2015 long-term equity incentive awards. Set forth below is a summary of the performance metrics and the rationale as to why our Compensation Committee believes each performance metric is an important component of our pay-for-performance philosophy.

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Relative TSR. We believe TSR is the most direct measure of a company’s creation and preservation of stockholder value. Given our short duration as a publicly listed company, our Compensation Committee initially measured performance based on our one-year TSR as compared to the one-year TSR for the SNL US REIT Healthcare Total Return Index in 2013. For 2014, our Compensation Committee has increased the duration of this comparative measurement period to two years (i.e. 2013 and 2014). As time progresses, our Compensation Committee presently intends to also review TSR over longer periods for purposes of the long-term equity incentive awards.

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Proactive Asset Management. Proactive asset management is an important tool to drive internal growth, mitigate risk and preserve long-term stockholder value. We measure internal growth by evaluating Same-Property Cash NOI. Our expertise in working with tenants to improve the performance or our assets enhances the value of our assets and mitigates the risk of loss and asset impairment. We also create and preserve stockholder value by proactively leasing our vacant space, managing lease expirations and renewals, monitoring tenant compliance and performance, allocating capital and engaging in redevelopment opportunities.

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Financial Flexibility. The strength of our balance sheet and our available liquidity demonstrate our ability to generate sufficient earnings to meet our debt obligations and compete successfully for new acquisitions. A strong balance sheet is fundamental to preserving our stockholder value. In addition, we believe a strong balance sheet enables us to successfully execute our acquisition strategy, which is an important component of long-term value creation for our stockholders. Positive ratings movement is an external indicator of the strength of our balance sheet and has a direct impact on our cost of capital through a reduction in interest expense. Our ability to access the various capital markets and our efficiency in accessing those markets are important to our long-term stockholder value because our overall cost of capital is a critical component of our ability to improve earnings with accretive acquisitions.

•
Franchise Value. We believe the talent of our personnel, processes and systems, and our risk management program both help protect our stockholder value over the long-term and mitigate risk in the Company. Our reputation and the values we consistently demonstrate can enhance our ability to be the landlord of choice for our tenants, compete for new acquisitions, reduce our cost of capital and improve the implied valuation of our equity, each of which has a positive impact on long-term stockholder value. Ensuring that we have the appropriate infrastructure to manage our growth and position ourselves for future opportunities to grow, while preserving our reputation for reliability, is an important component of our long-term stockholder value.

For all named executive officers, 50% of the value of their long-term incentive compensation award is determined by our Compensation Committee based upon the Company’s performance against pre-established standards, and 50% of the value of their long-term compensation award is based on individual performance achievements as determined by our Compensation Committee on a discretionary basis at the end of the performance year. The performance goals for 2014, as well as the achievement level for each goal, were as follows:

Company performance	Weighting	Threshold	Target	High	Actual
2-year TSR v. peers (expressed in percentile)	50%	25%	50%	75%	75%
Improve value of portfolio-proactive asset management	30%	Subjective - At Compensation Committee’s Discretion			See below
Financial flexibility (leverage, access to capital, ratings)	10%				See below
Franchise value	10%				See below
Our Compensation Committee considered the personal achievements of each named executive officer as set forth above under “Annual Bonus” for the individual performance criteria, and the following relative to the three subjective components of the incentive criteria for Company performance:

Two-year TSR v peers: Over the last two years, HTA has generated total stockholder returns of approximately 51%, significantly above the approximately 25% generated by the SNL U.S. Healthcare REIT Total Return Index. This placed HTA in the top quartile performance relative to our peers. Our Compensation Committee determined the Company’s performance was at the High level for this metric.
Improve value of portfolio - proactive asset management: Our Compensation Committee determined the Company’s performance was between the Target and High levels. Our Compensation Committee considered the following accomplishments in making its determination:

•	We increased our Same-Property Cash NOI by 3.0% or more each quarter. This achievement marks the second year of consistent quarterly growth of 3.0% or more.

•
Our leased rate (includes leases which have been executed, but which have not yet commenced) was 92.0% by GLA, an increase of 40 basis points from December 31, 2013. The occupancy rate was 91.4% by GLA as of December 31, 2014.

•	We entered into new and renewal leases on approximately 1.6 million square feet of GLA during the year ended December 31, 2014.

•	Our tenant retention for the portfolio was 83%, which we believe is indicative of our commitment to maintain high quality MOBs in desirable locations and fostering strong tenant relationships.

•	We recycled portfolio assets at opportune times, completing $83 million of dispositions which generated gains of $27.9 million.
Financial flexibility (leverage, access to capital, ratings): Our Compensation Committee determined that the Company’s performance was between the Target and High levels. Our Compensation Committee considered the following accomplishments in making its determination:

•
As of December 31, 2014, we had total liquidity of $868.9 million, including cash and cash equivalents of $10.4 million and $858.5 million available on our unsecured credit agreement. Our leverage ratio of debt to capitalization was 29.2%.

•
During 2014, we raised $154.2 million from the sale of shares of our common stock and issued $17.0 million of Class A Units of Healthcare Trust of America Holdings, LP, our operating partnership, in connection with certain acquisitions.

•	In June 2014, we issued and sold $300 million of 7-year unsecured senior notes at an interest rate of 3.375% per annum.

•
During 2014, we amended our unsecured credit agreement which increased the amount available under the unsecured revolving credit facility by $150 million to $800 million. In addition, the maturity dates were extended to January 2020 (including extension options) and borrowing costs decreased.

•	In May 2014, S&P upgraded our investment grade credit rating to BBB, with a stable outlook.
Franchise value: Our Compensation Committee determined that the Company’s performance was at the Target level. Our Compensation Committee considered the following accomplishments in making its determination:

•	We acquired $440 million of MOBs in 2014, an increase in our portfolio size by approximately 15% based on purchase price.

•
Based on GLA, 88% of our 2014 acquisitions were either on the campuses of, or aligned with, nationally and regionally recognized healthcare systems. The leased rate at closing of these acquired properties was 95%.

•
We will continue our emphasis on long-term relationship building as we have over the last eight years. We believe these relationships will result in additional opportunities that will increase the growth and attractiveness of our portfolio over time.

Individual Performance: For the Compensation Committee’s assessment of each executive’s individual performance during 2014, please see the discussion under “Annual Bonus - Individual Performance” above in this CD&A.
Based on these performance results, our Compensation Committee determined that all named executive officers would be awarded 125% of their long-term incentive related to Company performance. After factoring in the assessment of each named executive officer’s individual performance as described above, and certain other market-driven factors, our Compensation Committee exercised its discretion to significantly reduce the value of the equity awards granted as reflected in the table below.

The following table sets forth the range of the 2014 long-term incentive opportunity for each of our named executive officers and the actual equity grant levels awarded for each executive for their respective 2014 performance. The Threshold, Target and High amounts for each of our named executive officers were determined at the discretion of our Compensation Committee.

Executive	Threshold	Target	High	Actual % of Target	Amount
Scott D. Peters	$1,400,000	$2,000,000	$3,000,000	120%	$2,400,004
Robert A. Milligan	300,000	400,000	500,000	75	300,004
Mark D. Engstrom	300,000	400,000	500,000	75	300,004
Amanda L. Houghton	300,000	400,000	500,000	100	400,005
Accordingly, each of our named executive officers received an award of restricted common stock in January 2015, with the number of shares subject to each award being the grant date value set forth in the table above, divided by $26.94, which was the closing price of our stock on the day prior to our grant date. The grant to Mr. Peters vested one-third on the grant date, and the remainder of the grant vests in two annual installments. The grant to each of our other named executive officers vests 100% on the third anniversary of the grant date.
Under applicable accounting rules, the named executive officers’ awards under our 2014 equity program were not considered “granted” until January 2015 when the Compensation Committee determined the dollar values of the restricted common stock to be awarded to each executive. Accordingly, in accordance with SEC rules, these grants will be reflected in the compensation tables of next year’s proxy statement as compensation to each executive in 2015.
2012 Awards of “Founders” LTIP Units
In 2012, our executives and certain other key employees, including each of the named executive officers, received grants of LTIP units in our operating partnership, Healthcare Trust of America Holdings, LP, in order to establish an equity position similar to “founders” shares in the Company to incentivize future performance. The LTIP program was performance-based and subject to achieving or exceeding objective benchmarks over a four year period. Substantially all of these awards vested based on stock price increases prior to 2014. As a result of significant increases in our stock price during 2014, each of our named executive officers’ LTIP units that are tied to stock price targets, and had not previously vested, vested during the year.
LTIP units are a special class of partnership interests under our operating partnership. Each LTIP unit awarded is deemed equivalent to an award of one share of our common stock under the 2006 Incentive Plan reducing availability for other equity awards on a one-for-one basis. We do not receive a tax deduction for the value of any LTIP units granted to our employees. As of December 31, 2014, no vested LTIP units have been converted into our common stock by our executives.
Severance Benefits
Our Compensation Committee believes that severance provisions in our named executive officers’ employment agreements can be a valuable tool in attracting and retaining key executive officers. Accordingly, we provide such protections for our named executive officers under their respective employment agreements. Our Compensation Committee determines the level of severance benefits to provide to each named executive officer on a case-by-case basis and, in general, we consider these severance protections an important part of an executive’s compensation and consistent with competitive market practices. As described in more detail under “Potential Payments upon Termination or Change in Control” below, our named executive officers would be entitled under their employment agreements to severance benefits in the event of a termination of employment by us without “Cause” or by the executive for “Good Reason,” as defined in the applicable employment agreement.

COMPENSATION COMMITTEE REPORT
The Compensation Committee oversees our compensation program on behalf of our Board of Directors. In fulfilling its oversight responsibilities, our Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” included in this proxy statement.
In reliance on the review and discussion referred to above, our Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in our proxy statement on Schedule 14A filed in connection with our 2015 Annual Meeting of Stockholders.
This report shall not be deemed to be “soliciting material,” shall not be deemed to be incorporated by reference by any general statement incorporating by reference our proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing, and shall not otherwise be deemed filed under such acts. This report is provided by the following independent directors, who constitute our Compensation Committee:
Gary T. Wescombe, Chair
W. Bradley Blair, II
Maurice J. DeWald
Warren D. Fix
Peter N. Foss

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
Executive Compensation
Summary Compensation Table - Fiscal 2014, 2013 and 2012
The summary compensation table below reflects the total compensation earned by our named executive officers for the years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($) (3)	Stock Awards ($) (4)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (5)	Total ($)
Scott D. Peters	2014	800,000	—	2,359,200		2,352,000	16,514	5,527,714
Chief Executive Officer, President and Chairman (Principal Executive Officer)	2013	800,000	—	2,507,500		1,300,000	14,168	4,621,668
	2012	750,000	4,539,200	8,465,300	(6)	—	152,332	13,906,832
Robert A. Milligan (1)	2014	237,083	—	246,000		312,000	12,647	807,730
Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer)
Mark D. Engstrom	2014	325,000	—	393,200		349,375	26,914	1,094,489
Executive Vice President - Acquisitions	2013	325,000	—	—		350,000	24,368	699,368
	2012	300,000	225,000	2,024,020	(7)	—	85,838	2,634,858
Amanda L. Houghton	2014	275,000	—	319,475		385,000	26,914	1,006,389
Executive Vice President - Asset Management	2013	275,000	—	—		250,000	24,368	549,368
	2012	214,583	175,000	1,895,920	(8)	—	44,700	2,330,203
Kellie S. Pruitt (2)	2014	262,500	—	459,275	(9)	—	34,040	755,815
Former Chief Financial Officer, Secretary and Treasurer	2013	350,000	—	—		300,000	24,368	674,368
	2012	300,000	300,000	2,364,523	(10)	—	85,801	3,050,324
_____________________

(1)	Mr. Milligan was appointed as Chief Financial Officer, Secretary and Treasurer in September 2014.

(2)
Ms. Pruitt retired as Chief Financial Officer, Secretary and Treasurer in September 2014. Please see “Pruitt Separation Agreement” below for a description of the terms of her retirement from the Company.

(3)
The amounts in this column represent discretionary annual bonuses paid to each executive for 2012. In addition, Mr. Peters has had the opportunity to elect to receive a portion of his grants of restricted shares awarded on or before June 6, 2012 in the form of restricted cash awards in order to pay state and federal taxes on the vesting of restricted shares. Such amounts vested in full on June 6, 2012 and no amounts remain unvested. The amount reported in this column for Mr. Peters for 2012 represents the amount of these restricted cash awards that vested during that year.

(4)
Reflects the aggregate grant date fair value of awards granted to the named executive officers in the reported year, including the May 2012 one time LTIP awards described above in the CD&A. The amounts reported in this column as to the LTIP awards represent the value assuming that the maximum performance levels are achieved (other than an award of LTIP units to Mr. Peters that would only vest in connection with a change in control referred to in note (6) below). For more information regarding the grant date fair value of awards of restricted common stock and LTIP units, see Note 11, Stockholders’ Equity and Partners’ Capital, of the Company’s financial statements filed with the SEC as part of the 2014 Annual Report. This column does not include any amount for awards that Mr. Peters elected to receive in the form of cash as described in note (3) above.

(5)
Amounts in this column for 2014 include payments for 100% of the premiums of healthcare coverage under our group health plan in the amount of $16,514 for each of Mr. Peters. Mr. Engstrom, Ms. Houghton and Ms. Pruitt, and $2,247 for Mr. Milligan, and 401(k) match in the amount of $10,400 for each of Mr. Milligan, Mr. Engstrom, Ms. Houghton and Ms. Pruitt. Such amounts reflect the aggregate cost to us of providing the benefit. Ms. Pruitt also received $7,126 for consulting services she performed for the Company after her retirement.

(6)
Includes the aggregate grant date fair value of restricted common stock awards of $750,000 awarded in January 2012, $595,200 awarded in June 2012 pursuant to Mr. Peters’ employment agreement and $1,500,000 awarded in December 2012. Also includes the aggregate grant date fair value of the one-time LTIP awards issued to Mr. Peters in May 2012 in anticipation of the listing of our common stock on the NYSE. The vesting of the LTIP awards was contingent on reaching certain stock prices within a 4-year period. The grant date fair value of $5,620,100 represented the maximum award assuming the maximum performance levels were achieved. The amount also included the grant date fair value of 225,000 LTIP units that are eligible to vest only if a change in control occurs prior to May 16, 2015. These LTIP units had a grant date fair value of $0 based upon the probable outcome of the performance condition. The value of the award at the grant date assuming the highest value of the performance condition is achieved is $4,500,000.

(7)
Includes the aggregate grant date fair value of restricted common stock awards of $500,000 awarded in January 2012 and $400,000 awarded in December 2012. Also includes the aggregate grant date fair value of one-time LTIP awards issued to Mr. Engstrom in May 2012 in anticipation of the listing of our common stock on the NYSE. The vesting of the LTIP awards was contingent on reaching certain stock prices within a 4-year period. The grant date fair value of $1,124,020 represented the maximum award assuming the maximum performance levels were achieved.

(8)
Includes the aggregate grant date fair value of restricted common stock awards of $400,000 awarded in January 2012 and $400,000 awarded in December 2012. Also includes the aggregate grant date fair value of the one-time LTIP awards issued to Ms. Houghton in May 2012 in anticipation of the listing of our common stock on the NYSE. The vesting of the LTIP awards was contingent on reaching certain stock prices within a 4-year period. The grant date fair value of $1,095,920 represented the maximum award assuming the maximum performance levels were achieved.

(9)
Includes $319,475, which represents the grant date fair value of a restricted common stock award granted to Ms. Pruitt in January 2014, and $139,800, which represents the incremental fair value associated with the modification in August 2014 of a restricted common stock award originally granted to Ms. Pruitt in 2012 (determined as of the modification date) to provide for accelerated vesting of the award. The original grant date fair value of this award is included in the table above as part of Ms. Pruitt’s compensation for 2012. See “Pruitt Separation Agreement” below for additional information.

(10)
Includes the aggregate grant date fair value of restricted common stock awards of $500,000 awarded in January 2012 and $600,000 awarded in December 2012. Also includes the aggregate grant date fair value of the one-time LTIP awards issued to Ms. Pruitt in May 2012 in anticipation of the listing of our common stock on the NYSE. The vesting of the LTIP awards was contingent on reaching certain stock prices within a 4-year period. The grant date fair value of $1,264,523 represented the maximum award assuming the maximum performance levels were achieved.

Employment Agreements
Our Compensation Committee approved a new employment agreement in 2012 for Mr. Peters that was effective as of January 1, 2013. Mr. Peters’ employment agreement provided for an initial term of four years, with either the Company or Mr. Peters having the option to renew the employment agreement for two additional one-year terms thereafter. Our Compensation Committee approved a one-year extension to this employment agreement in December 2014, bringing the term to January 2018.
The Compensation Committee also approved new employment agreements in 2012 for each of Mr. Engstrom, Ms. Houghton and Ms. Pruitt that were effective as of January 1, 2013 and an amended and restated employment agreement in August 2014 for Mr. Milligan. The employment agreements for each of these named executive officers provide for a term of three years, with the respective parties having the option to renew the applicable employment agreements for two additional one-year terms thereafter.
The employment agreements for Mr. Peters, Mr. Milligan, Mr. Engstrom, and Ms. Houghton provide that the initial base salaries shall be $800,000, $300,000, $325,000, and $275,000 per annum, respectively. Ms. Pruitt’s employment agreement provided for her initial base salary to be $350,000. Each executive is also eligible to receive an annual incentive bonus based on the Company’s and the applicable executive’s performance as determined by our Compensation Committee, with the target annual bonus for Mr. Peters being 200% of his base salary and the target annual bonus for our other named executive officers being 100% of the executive’s base salary. Each employment agreement also provides that the applicable executive shall be entitled to participate in the benefit plans made available generally to the Company’s other senior executives.
For information on the benefits provided to the named executive officers in connection with a termination of employment or a change in control of the Company, and the terms of Ms. Pruitt’s separation agreement with the Company, please see “Potential Payments upon Termination or Change in Control” below.

Grants of Plan-Based Awards Table - Fiscal 2014
The following table presents information concerning plan-based awards granted to our named executive officers during the year ended December 31, 2014. All equity awards were granted pursuant to the 2006 Incentive Plan. For additional information regarding the awards reflected in this table, please see CD&A and the notes to the Summary Compensation Table above. For more information on the 2006 Incentive Plan, please see “Equity Compensation Plans” below.

	Compensation Committee Approval Date			Estimated Future Payouts under Non- Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Grant Date		Threshold ($)	Target ($)	Maximum ($)
Scott D. Peters	12/2/2013	1/2/2014		—	—	—	120,000	2,359,200
	N/A	N/A		800,000	1,600,000	2,400,000	—	—
Robert A. Milligan	12/2/2013	1/2/2014		—	—	—	12,500	246,000
	N/A	N/A		150,000	300,000	450,000	—	—
Mark D. Engstrom	12/2/2013	1/2/2014		—	—	—	20,000	393,200
	N/A	N/A		162,500	325,000	487,500	—	—
Amanda L. Houghton	12/2/2013	1/2/2014		—	—	—	16,250	319,475
	N/A	N/A		137,500	275,000	412,500	—	—
Kellie S. Pruitt	12/2/2013	1/2/2014		—	—	—	16,250	319,475
	8/20/2014	8/20/2014	(2)	—	—	—	30,000	139,800
	N/A	N/A		175,000	350,000	525,000	—	—
______________________

(1)
Mr. Peters’ award vests in four equal installments on January 2, 2014, January 2, 2015, January 2, 2016 and January 2, 2017. The awards granted to Mr. Milligan, Mr. Engstrom and Ms. Houghton each vest in one installment on January 2, 2017. Ms. Pruitt’s award did not vest and was forfeited upon her retirement in September 2014.

(2)
In connection with her retirement, Ms. Pruitt entered into a separation agreement that provided for the acceleration of the vesting of 30,000 restricted shares that were originally granted to her in 2012. The amount included in the grant date fair value column for this line item is the incremental fair value on the modification date.

Outstanding Equity Awards Table at Fiscal 2014 Year-End
The following table presents information concerning outstanding equity awards held by our named executive officers as of December 31, 2014. Our named executive officers are generally entitled to dividends paid on unvested shares and do not hold any option awards.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Scott D. Peters (2)	152,500	4,108,350	225,000	6,061,500
Robert A. Milligan (3)	62,500	1,683,750	—	—
Mark D. Engstrom (4)	40,000	1,077,600	—	—
Amanda L. Houghton (5)	36,250	976,575	—	—
Kellie S. Pruitt (6)	10,000	269,400	—	—
______________________

(1)	Based on the closing price of our common stock on the NYSE as of December 31, 2014 of $26.94.

(2)
Reflects (i) 31,250 restricted shares of our common stock, which vest and become non-forfeitable on January 1, 2015, (ii) 30,000 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2015, (iii) 31,250 restricted shares of our common stock, which vest and become non-forfeitable on January 1, 2016, (iv) 30,000 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2016 and (v) 30,000 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2017. In addition, Mr. Peters holds 225,000 LTIP units that will vest only if a change in control occurs prior to May 16, 2015.

(3)
Reflects (i) 7,500 restricted shares of our common stock, which vest and become non-forfeitable on January 1, 2015, (ii) 12,500 restricted shares of our common stock, which vest and become non-forfeitable on January 3, 2016, (iii) 20,000 restricted shares of our common stock, which vest and become non-forfeitable on February 27, 2016, (iv) 10,000 restricted shares of our common stock, which vest and become non-forfeitable on June 14, 2016 and (v) 12,500 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2017.

(4)
Reflects (i) 20,000 restricted shares of our common stock, which vest and become non-forfeitable on December 24, 2015 and (ii) 20,000 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2017.

(5)
Reflects (i) 20,000 restricted shares of our common stock, which vest and become non-forfeitable on December 24, 2015 and (ii) 16,250 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2017.

(6)	Reflects 10,000 restricted shares of our common stock, which vest and become non-forfeitable on March 31, 2015. See “Pruitt Separation Agreement” below for further discussion.
Option Exercises and Stock Vested Table - Fiscal 2014
The following table shows the number of shares of common stock acquired and the value realized upon vesting of stock awards for each of the named executive officers during 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Scott D. Peters (2)	100,250	2,258,060
Robert A. Milligan (3)	210	5,657
Mark D. Engstrom (3)	1,960	52,802
Amanda L. Houghton (3)	2,660	71,660
Kellie S. Pruitt (4)	20,000	483,600
______________________

(1)
The value realized for restricted common stock awards was based upon the closing price of our common stock on the day prior to the vesting date. The market value per vested LTIP unit is assumed to be the closing market price of our common stock on the NYSE as of December 31, 2014, which was $26.94 (as these LTIP units have not yet been converted into shares of our common stock).

(2)
Reflects 86,250 shares of common stock that vested pursuant to the terms of Mr. Peters’ restricted common stock grants on December 24, 2012, January 1, 2013 and January 2, 2014, and 14,000 LTIP units that vested pursuant to the achievement of the performance objectives under the award agreement.

(3)	Reflects LTIP units that vested pursuant to the achievement of the performance objectives under each respective award agreement.

(4)	Reflects restricted shares of our common stock that vested upon termination of Ms. Pruitt’s employment with the Company. See “Pruitt Separation Agreement” below for further discussion.
Potential Payments upon Termination or Change in Control
Summary of Potential Payments upon Termination of Employment.    We are a party to an employment agreement with each of our named executive officers, which provide certain benefits to each executive in the event of his or her termination of employment with us under certain conditions. In each case, the amount of the benefits varies depending on the reason for the termination. The following is a summary description of the benefits provided under each executive’s employment agreement as in effect as of December 31, 2014.
Termination without Cause; Resignation for Good Reason.    If we terminate the executive’s employment without Cause, or he or she resigns for Good Reason (as such terms are defined in the applicable employment agreement), the applicable executive will be entitled to the following benefits:

•
A cash payment equal to the product of (i) the executive’s target bonus for the year in which the termination occurs and (ii) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365.

•	A lump sum cash severance payment equal to:

•	in the case of Mr. Peters, three times the sum of (i) his then-current base salary and (ii) his target bonus for the fiscal year in which the date of termination occurs; and

•	in the case of Mr. Milligan, Mr. Engstrom and Ms. Houghton, two times his or her then-current base salary.

•	Continued healthcare coverage under COBRA for 18 months in the case of Mr. Peters, or six months in the case of Mr. Milligan, Mr. Engstrom and Ms. Houghton, with all premiums paid by us.

•	Immediate vesting of the executive’s then-outstanding and unvested equity awards (other than the LTIP units).
In each case, the executive’s right to receive the severance benefits described above is contingent on the executive providing a general release of claims in favor of the Company.
Disability.    If we terminate the executive’s employment by reason of his or her disability, the executive will be entitled to continued healthcare coverage under COBRA, with all premiums paid by us, for 18 months in the case of Mr. Peters, or six months in the case of Mr. Milligan, Mr. Engstrom and Ms. Houghton. In addition, unvested equity awards (other than the LTIP units) will become immediately vested.
Death.    In the event of a termination due to death, unvested equity awards (other than the LTIP units) will become immediately vested.
Non-Compete Agreement.    Each of our named executive officers entered into a non-compete and non-solicitation agreement with us. These agreements generally require the executives to refrain from competing with us within the U.S. and soliciting our customers, vendors, or employees during their employment with us through the occurrence of a change in control (or such shorter period as required by applicable law). These agreements also limit each executive’s ability to disclose or use any of our confidential business information or practices.
The following table summarizes the value of the termination payments and benefits that each of our named executive officers would receive if he or she had terminated employment on December 31, 2014 under the circumstances shown. The amounts shown in the tables do not include accrued but unpaid salary, earned annual bonus for 2014, or payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

Name	Termination for Cause or Resignation Without Good Reason ($)	Termination Without Cause or Resignation For Good Reason ($)	Death ($)	Disability ($)
Scott D. Peters
Cash Severance (1)	—	7,200,000	—	—
Benefit Continuation (2)	—	29,808	—	29,808
Value of Unvested Equity Awards (3)	—	4,108,350	4,108,350	4,108,350
Total	—	11,338,158	4,108,350	4,138,158
Robert A. Milligan
Cash Severance (4)	—	600,000	—	—
Benefit Continuation (2)	—	9,936	—	9,936
Value of Unvested Equity Awards (3)	—	1,683,750	1,683,750	1,683,750
Total	—	2,293,686	1,683,750	1,693,686
Mark D. Engstrom
Cash Severance (4)	—	650,000	—	—
Benefit Continuation (2)	—	9,936	—	9,936
Value of Unvested Equity Awards (3)	—	1,077,600	1,077,600	1,077,600
Total	—	1,737,536	1,077,600	1,087,536
Amanda L. Houghton
Cash Severance (4)	—	550,000	—	—
Benefit Continuation (2)	—	9,936	—	9,936
Value of Unvested Equity Awards (3)	—	976,575	976,575	976,575
Total	—	1,536,511	976,575	986,511
_____________________

(1)	Represents a lump sum cash severance payment equal to three times the sum of (i) Mr. Peters’ then-current base salary and (ii) his then-current target bonus.

(2)
Represents company-paid COBRA for medical, dental and vision coverage based on 2014 rates for (i) 18 months in the case of Mr. Peters, or (ii) six months in the case of Mr. Milligan, Mr. Engstrom and Ms. Houghton.

(3)
Represents the value of unvested equity awards that vest upon the designated event. Pursuant to the 2006 Incentive Plan, equity awards generally vest upon the executive’s termination of service with us due to death or disability or upon the executive’s termination by us without “Cause” or the executive’s resignation for “Good Reason” within one year after a change in control. Awards of restricted common stock are valued based upon the closing price of our common stock on the NYSE as of December 31, 2014 of $26.94.

(4)	Represents a lump sum cash severance payment equal to two times the executive’s then-current base salary.
Summary of Potential Payments upon a Change in Control.    Pursuant to the 2006 Incentive Plan, equity awards under the plan (including awards held by our named executive officers) would generally vest upon the occurrence of a change in control of the Company (as defined in the plan) only if they are not assumed or otherwise continued after the transaction or, in the event such award is assumed or otherwise continued after the transaction, if the holder’s employment is terminated by us without Cause or by the holder for Good Reason within one year after the change in control. The following table summarizes the value of each executive’s outstanding equity awards that may have vested in connection with a change in control as of December 31, 2014.

Name	Change in Control ($)
Scott D. Peters
Value of Unvested Equity Awards (1)	4,108,350
Value of LTIP Units (2)	6,061,500
Total	10,169,850
Robert A. Milligan
Value of Unvested Equity Awards (1)	1,683,750
Total	1,683,750
Mark D. Engstrom
Value of Unvested Equity Awards (1)	1,077,600
Total	1,077,600
Amanda L. Houghton
Value of Unvested Equity Awards (1)	976,575
Total	976,575
_____________________

(1)	Represents the value of unvested awards of restricted common stock, which are valued based upon the closing price of our common stock on the NYSE as of December 31, 2014 of $26.94.

(2)
Represents the value of 225,000 unvested LTIP units granted to Mr. Peters in May 2012 that would vest only upon a change in control prior to May 16, 2015, which are valued based upon the closing price of our common stock on the NYSE as of December 31, 2014 of $26.94.

Other Change in Control Provisions. If a change in control of the Company occurs, Mr. Peters would be entitled under his employment agreement to terminate his employment for any reason within 90 days after the change in control and receive the severance benefits described above. This change in control provision is not included in our other named executive officers’ employment agreements, and our Compensation Committee does not presently intend to include this provision in future employment agreements with any newly hired executives.
Pruitt Separation Agreement. As noted above, Ms. Pruitt retired as the Company’s Chief Financial Officer, Treasurer and Secretary on September 1, 2014. Her employment with the Company ended on September 30, 2014, and she rendered transitional services to the Company in a consulting capacity until December 31, 2014. Subsequent to December 31, 2014, Ms. Pruitt remained available for special projects assigned by the Company from time to time through March 31, 2015. In connection with her retirement, Ms. Pruitt entered into a separation and release agreement with the Company that provided for, among other things, the acceleration of vesting of 20,000 shares of Ms. Pruitt’s unvested restricted common stock as of October 10, 2014, following a ten day revocation period, and 10,000 shares of unvested restricted common stock as of March 31, 2015, subject to her continuing to provide services through the applicable vesting date and her providing a general release of claims in favor of the Company. These shares vested as provided in the separation and release agreement. Ms. Pruitt’s other outstanding equity awards that were unvested when her employment ended were canceled on her termination date.

Director Compensation
Our independent directors receive compensation pursuant to the terms of our 2006 Independent Directors Compensation Plan, a sub-plan of our 2006 Incentive Plan, as amended (the “Director Plan”). In April 2014, based upon the recommendation of the Compensation Committee, our Board of Directors approved amendments to our Director Plan to increase the number of restricted shares of our common stock awarded to new directors upon their initial election to the Board of Directors from 2,500 to 3,750 shares.
Our current director compensation policy as set forth in the Director Plan is as follows:
Annual Retainer.    Our independent directors receive an annual retainer of $50,000.
Annual Retainer Lead Independent Director and Committee Chairman.    The lead independent director receives an annual retainer of $35,000. The chairman of the Audit Committee receives an annual retainer of $15,000, and the chairman of each of the Compensation Committee, the Nominating and Corporate Governance Committee, the Investment Committee and the Risk Management Committee receive an annual retainer of $12,500. These retainers are in addition to the annual retainer payable to all independent directors.
Meeting Fees.    Our independent directors receive $1,500 for each Board of Director meeting attended in person or by telephone and $1,000 for each committee meeting attended in person or by telephone. An additional $500 is paid to the committee chair for each committee meeting attended in person or by telephone. If a Board of Director meeting is held on the same day as a committee meeting, the independent directors will receive a fee for each meeting attended.
Equity Compensation.    Upon initial election and re-election to our Board of Directors, an independent director receives an award of 3,750 restricted shares of our common stock, which amount is prorated in the case of the initial election of Mr. Foss. In October 2014, each of our then independent directors received a discretionary grant of 1,250 additional shares of restricted common stock in recognition of their contributions to the Company’s strong operating and financial performance. All the awards of restricted common stock granted to our independent directors vest 20% of the shares on the grant date, with the remaining 80% of the shares vesting in equal installments on each anniversary thereafter over four years from the date of grant.
On April 30, 2015, based upon the recommendation of the Compensation Committee, our Board of Directors approved a further amendment to our Director Plan to provide that the number of restricted shares of our common stock awarded to directors upon initial election and re-election to the Board of Directors would be equal to $100,000 divided by the closing price of our common stock on the day prior to grant (as opposed to an annual grant of 3,750 restricted shares provided in the prior version of the Director Plan). The Board of Directors may, in its discretion, approve additional grants to directors from time to time on such terms as it may determine.
Director Stock Purchase.    In May 2012, the Board of Directors of the Company approved a policy whereby each existing member of the Board of Directors at that time shall be required to purchase (subject to the Company’s Insider Trading Policy and applicable securities laws) by no later than May 16, 2014 and hold not less than 12,500 shares in the aggregate of the Company’s common stock (independent of all grants from the Company) for so long as each such member of the Board of Directors remains a member of the Board of Directors of the Company.  All the members of the Board of Directors at that time have purchased the required number of shares of common stock in the Company.
Expense Reimbursement.    We reimburse our directors for reasonable out-of-pocket expenses incurred in connection with attendance at meetings, including committee meetings, of our Board of Directors. Additionally, our directors are reimbursed for expenses incurred in connection with attending continuing education programs to assist them in remaining abreast of developments in corporate governance and other critical issues relating to the operation of public company boards.
Independent directors do not receive other benefits from us. Mr. Peters, who is employed by us, does not receive any compensation in connection with his service as a director. The compensation paid to Mr. Peters is presented above under “Executive Compensation.”

Director Compensation Table - Fiscal 2014
The following table sets forth the compensation earned by our independent directors for the year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
W. Bradley Blair, II	120,417	122,200	242,617
Maurice J. DeWald	104,500	122,200	226,700
Warren D. Fix	112,000	122,200	234,200
Larry L. Mathis	97,000	122,200	219,200
Steve W. Patterson	68,500	209,575	278,075
Gary T. Wescombe	106,500	122,200	228,700
___________________

(1)
On April 29, 2014, Mr. Patterson received a grant of 3,750 shares of restricted common stock upon his appointment as an independent director. On July 9, 2014 and October 15, 2014, each of the independent directors received 3,750 and 1,250 shares of restricted common stock, respectively. Each of the awards on April 29, 2014, July 9, 2014 and October 15, 2014 had a grant date fair value of $87,375, $91,125 and $31,075, respectively. For more information regarding the grant date fair value of awards of restricted common stock see Note 11, Stockholders’ Equity and Partners’ Capital, of the Company’s financial statements filed with the SEC as part of the 2014 Annual Report. As of December 31, 2014, each of the independent directors had 7,750 unvested shares of restricted common stock, except for Mr. Patterson who had 7,000 unvested shares of restricted common stock.

Compensation Committee Interlocks and Insider Participation
During 2014, W. Bradley Blair, II, Maurice J. DeWald, Warren D. Fix and Gary T. Wescombe, all of whom are independent directors of the Company, served on our Compensation Committee. None of our independent directors was an officer or employee of the Company in 2014 or any time prior thereto. During 2014, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served as a member of the Board of Directors or compensation committee, or similar committee, of another entity, one of whose executive officer(s) served as a member of our Board of Directors or our Compensation Committee.

EQUITY COMPENSATION PLANS
The following table gives information as of December 31, 2014 about the common stock that may be issued under the 2006 Incentive Plan.

Plan Category (1)	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (2)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	140,840	—	—
Equity compensation plans not approved by security holders	1,244,000	—	2,290,860
Total	1,384,840	—	2,290,860
_____________________

(1)
The 2006 Incentive Plan was initially approved by our stockholders. In February 2011, our Board of Directors approved an increase in the shares that may be issued under the plan from 1,000,000 to 5,000,000. This increase was not approved by stockholders. Accordingly, the remaining shares under the plan are reflected in the table above under “Equity compensation plans not approved by security holders.”

(2)	Does not include 463,050 outstanding restricted shares granted under the 2006 Incentive Plan.
2006 Incentive Plan
We have adopted the 2006 Incentive Plan, which we use to attract and retain qualified independent directors, employees, officers and consultants providing services to us who are considered essential to our long-term success by offering these individuals an opportunity to participate in our growth through awards in the form of, or based on, our common stock. The 2006 Incentive Plan provides for granting awards in the following forms:

•	options to purchase shares of our common stock;

•	stock appreciation rights, which give the holder the right to receive the difference between the fair market value per share on the date of exercise over the grant price;

•	performance awards, which are payable in cash or stock upon the attainment of specified performance goals;

•	restricted common stock, which is subject to restrictions on transferability and other restrictions set by the committee;

•	restricted stock units, which give the holder the right to receive shares of our common stock, or the equivalent value in cash or other property, in the future;

•	deferred stock units, which give the holder the right to receive shares of our common stock, or the equivalent value in cash or other property, at a future time;

•	dividend equivalents, which entitle the participant to payments equal to any dividends paid on the shares of our common stock underlying an award; and/or

•	other stock based awards in the discretion of the plan administrator, including unrestricted stock grants and units of our operating partnership.
Any such awards will provide for exercise prices, where applicable, that are not less than the fair market value of our common stock on the date of the grant. Any shares issued under the incentive stock plan will be subject to the ownership limits contained in our charter.
Our Board of Directors or a committee of our independent directors administers the 2006 Incentive Plan, with sole authority to select participants, determine the types of awards to be granted and all of the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals. No awards will be granted under the plan if the grant, vesting and/or exercise of the awards would jeopardize our qualification as a REIT under the Internal Revenue Code (the “Code”) or otherwise violate the ownership and transfer restrictions imposed under our charter.

The maximum number of shares of our common stock that may be issued upon the exercise or grant of an award under the 2006 Incentive Plan is 5,000,000. In the event of a nonreciprocal corporate transaction that causes the per share value of our common stock to change, such as a stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend, the share authorization limits of the incentive stock plan will be adjusted proportionately. Except as described in the next sentence, shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2006 Incentive Plan will again be available for subsequent awards under the plan. Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of an award granted under the 2006 Incentive Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the plan. To the extent that an award is settled in cash or in a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will again be available for subsequent awards under the 2006 Incentive Plan. To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option granted under the 2006 Incentive Plan, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. By way of example only, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits with respect to such exercise.
Unless otherwise provided in an award certificate or any special plan document governing an award, upon the termination of a participant’s service due to death or disability (as defined in the plan), (i) all of that participant’s outstanding options and stock appreciation rights will become fully vested and exercisable, (ii) all time-based vesting restrictions on that participant’s outstanding awards will lapse and (iii) the payout level under all of that participant’s outstanding performance-based awards will be determined and deemed to have been earned based upon an assumed achievement of all relevant performance goals at the “target” level, and the awards will payout on a pro rata basis, based on the time within the performance period that has elapsed prior to the date of termination.
Unless otherwise provided in an award certificate or any special plan document governing an award, upon the occurrence of a change in control of the Company (as defined in the plan) in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by the Compensation Committee or our Board of Directors: (i) all outstanding options and stock appreciation rights and other outstanding awards in the nature of rights that may be exercised will become fully vested and exercisable; (ii) all time-based vesting restrictions on outstanding awards will lapse as of the date of termination; and (iii) the payout level under outstanding performance-based awards will be determined and deemed to have been earned as of the effective date of the change in control based upon an assumed achievement of all relevant performance goals at the “target” level, and the awards will payout on a pro rata basis, based on the time within the performance period that has elapsed prior to the change in control. In addition, with respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control, if within one year after the effective date of the change in control, a participant’s employment is terminated without cause or the participant resigns for good reason (as such terms are defined in the plan), then: (i) all of that participant’s outstanding options, stock appreciation rights and other awards in the nature of rights that may be exercised will become fully vested and exercisable; (ii) all time-based vesting restrictions on that participant’s outstanding awards will lapse as of the date of termination; and (iii) the payout level under all of that participant’s performance-based awards that were outstanding immediately prior to effective time of the change in control will be determined and deemed to have been earned as of the date of termination based upon an assumed achievement of all relevant performance goals at the “target” level, and the awards will payout on a pro rata basis, based on the time within the performance period that has elapsed prior to the date of termination.
The 2006 Incentive Plan will automatically expire on the tenth anniversary of the date on which it is adopted, unless extended or earlier terminated by the Board of Directors. The Board of Directors may terminate the plan at any time, but such termination will have no adverse impact on any award that is outstanding at the time of such termination. The Board of Directors may amend the plan at any time, but any amendment would be subject to stockholder approval if, in the reasonable judgment of the Board of Directors, stockholder approval would be required by any law, regulation or rule applicable to the plan. No termination or amendment of the plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award determined as if the award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination. The Board of Directors may amend or terminate outstanding awards, but those amendments may require consent of the participant and, unless approved by the stockholders or otherwise permitted by the anti-dilution provisions of the plan, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.

Under Section 162(m) of the Code, a public company generally may not deduct compensation in excess of $1 million paid to its Chief Executive Officer and certain other executive officers, although there is an exemption for “performance-based compensation” that meets certain requirements under Section 162(m). Awards granted under the plan currently would not satisfy these requirements. In order for awards granted under the plan to be exempt, the 2006 Incentive Plan must be amended to comply with the exemption conditions and be resubmitted for approval by our stockholders. As a qualifying REIT, the Company does not pay federal income tax; therefore, the unavailability of the Section 162(m) compensation deduction to these amounts did not result in any increase in the Company’s federal income tax obligations and, accordingly, the Compensation Committee has not adopted a policy requiring all compensation to be deductible.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Conflicts of Interest
Our independent directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise and have a fiduciary obligation to act in the best interest of our stockholders. However, we cannot assure you that the independent directors will be able to eliminate or reduce the risks related to these conflicts of interest. Some of these conflicts of interest and restrictions and procedures we have adopted to address these conflicts are described below.
Interests in Our Investments
We are permitted to make or acquire investments in which our directors, officers or stockholders or any of our or their respective affiliates have direct or indirect pecuniary interests. However, any such transaction in which our directors or officers or any of their respective affiliates has any interest would be subject to the restrictions and procedures described below.
Related Person Transactions
In order to reduce or eliminate certain potential conflicts of interest, our charter contains restrictions and conflict resolution procedures relating to transactions we enter into with our directors or their respective affiliates. These restrictions and procedures include, among others, the following:

•
We will not purchase or lease any asset (including any property) in which any of our directors or officers or any of their affiliates has an interest without a determination by a majority of our directors, including a majority of our independent directors, not otherwise interested in such transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to such director or directors or officer or officers or any such affiliate, unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any such asset at an amount in excess of its appraised value.

•
We will not sell or lease assets to any of our directors or officers or any of their affiliates unless a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction determine the transaction is fair and reasonable to us, which determination will be supported by an appraisal obtained from a qualified, independent appraiser selected by a majority of our independent directors.

•
We will not make any loans to any of our directors or officers or any of their affiliates (other than loans to our subsidiaries). In addition, any loans made to us by our directors or officers or any of their affiliates must be approved by a majority of our directors, including a majority of the independent directors, not otherwise interested in the transaction as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties.

•
We will not invest in any joint ventures with any of our directors or any of their affiliates unless a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction determine the transaction is fair and reasonable to us and on substantially the same terms and conditions as those received by other joint ventures.

Our Board of Directors recognizes that transactions between us and any of our directors, executive officers and significant stockholders can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of the Company and our stockholders. Therefore, as a general matter and consistent with our charter and code of ethics, it is our preference to avoid such transactions. Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company and our stockholders. Accordingly, in addition to the restrictions and conflict resolution procedures described above and as set forth in our charter, our Board of Directors has adopted a “Related Person Transactions Policy” which provides that the Nominating and Corporate Governance Committee of our Board of Directors will review all transactions in which we are or will be a participant and the amount involved exceeds $120,000 if a related person had, has or will have a direct or indirect material interest in such transaction. Any such potential transaction is required to be reported to our Nominating and Corporate Governance Committee for their review. Our Nominating and Corporate Governance Committee will only approve or ratify such related person transactions that are (i) in, or are not inconsistent with, the best interests of us and our stockholders, as the Nominating and Corporate Governance Committee determines in good faith, (ii) on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person and (iii) approved or ratified by a majority of the disinterested members of the Nominating and Corporate Governance Committee.

In making such a determination, the Nominating and Corporate Governance Committee is required to consider all of the relevant and material facts and circumstances available to it including (if applicable, and without limitation) the benefits to us of the transaction, the ongoing impact of the transaction on a director’s independence, the availability of other sources for comparable products or services, the terms of the transaction, and whether the terms are comparable to the terms available to unrelated third parties generally. A member of the Nominating and Corporate Governance Committee is precluded from participating in any review, consideration or approval of any transaction with respect to which the director or the director’s immediate family members are related persons.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows as of April 30, 2015 what we believe to be, based on publicly available information, the number and percentage of shares of common stock beneficially owned by: (i) each director; (ii) each named executive officer; (iii) all directors and executive officers as a group; and (iv) each person who beneficially owns more than 5% of the Company’s outstanding shares of common stock. The percent of common stock is based on 125,199,971 shares of our common stock outstanding as of April 30, 2015.

Name and Address of Beneficial Owner*	Amount and Nature of Beneficial Ownership (1) (2)	Percent of Class
Directors and Executive Officers:
Scott D. Peters	971,849	**
Robert A. Milligan	78,844	**
Mark D. Engstrom	222,141	**
Amanda L. Houghton	168,127	**
W. Bradley Blair, II	110,500	**
Maurice J. DeWald	107,500	**
Warren D. Fix	110,864	**
Peter N. Foss	833	**
Larry L. Mathis	110,262	**
Steve W. Patterson	8,750	**
Gary T. Wescombe	125,000	**
Directors and executive officers as a group (11 persons)	2,014,670	1.6%
Other Stockholders:
The Vanguard Group, Inc. (3)	17,006,703	13.6%
Cohen & Steers, Inc. (4)	13,204,409	10.5%
Invesco Ltd. (5)	9,506,197	7.6%
Vanguard Specialized Funds - Vanguard REIT Index Fund (6)	8,869,941	7.1%
BlackRock, Inc. (7)	6,702,104	5.4%
____________________

*	Unless otherwise indicated, the address is c/o Healthcare Trust of America, Inc., 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona, 85254.
**	Represents less than 1% of our outstanding common stock.

(1)
Beneficial ownership includes outstanding shares and shares which are not outstanding that any person has the right to acquire within 60 days after the date of this table. However, any such shares which are not outstanding are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investing power with respect to all shares beneficially owned by them.

(2)
Amount includes vested LTIP units as of April 30, 2015 which are convertible into shares of common stock as follows: 500,000 for Mr. Peters, 7,500 for Mr. Milligan, 100,000 for Mr. Engstrom, 97,500 for Ms. Houghton and 67,500 for each of Mr. Blair, Mr. DeWald, Mr. Fix, Mr. Mathis and Mr. Wescombe.

(3)
Based solely on the information in Schedule 13G/A, dated February 9, 2015, filed with the SEC by The Vanguard Group, Inc., located at 100 Vanguard Blvd., Malvern, PA, 19355. The report states as of December 31, 2014 that The Vanguard Group, Inc. had sole voting power over 247,015 shares, shared voting power over 23,550 shares, sole dispositive power over 16,913,888 shares and shared dispositive power over 92,815 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 69,265 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 201,300 shares as a result of its serving as investment manager of Australian investment offerings.

(4)
Based solely on the information in Schedule 13G/A, dated February 13, 2015, filed with the SEC by Cohen & Steers, Inc., located at 280 Park Avenue, 10th Floor, New York, NY, 10017. The report states as of December 31, 2014 that Cohen & Steers, Inc. had sole voting power over 7,361,243 shares and sole dispositive power over 13,204,409 shares. Cohen & Steers Capital Management, Inc., a wholly-owned subsidiary of Cohen & Steers, Inc., had sole voting power over 7,361,243 shares and sole dispositive power over 13,143,566 shares. Cohen & Steers UK Limited, an affiliate of Cohen & Steers, Inc., had sole dispositive power over 60,843 shares.

(5)
Based solely on the information in Schedule 13G/A, dated February 2, 2015, filed with the SEC by Invesco Ltd., located at 1555 Peachtree Street NE, Atlanta, GA, 30309. The report states as of December 31, 2014 that Invesco Ltd. had sole voting power over 6,338,203 shares and sole dispositive power over 9,506,197 shares.

(6)
Based solely on the information in Schedule 13G, dated February 4, 2015, filed with the SEC by Vanguard Specialized Funds - Vanguard REIT Index Fund, located at 100 Vanguard Blvd., Malvern, PA 19355. The report states as of December 31, 2014 that Vanguard Specialized Funds - Vanguard REIT Index Fund had sole voting power over 8,869,941 shares.

(7)
Based solely on the information in Schedule 13G, dated January 12, 2015, filed with the SEC by BlackRock, Inc., located at 55 East 52nd Street, New York, NY, 10022. The report states as of December 31, 2014 that BlackRock, Inc. had sole voting power over 6,272,584 shares and sole dispositive power over 6,702,104 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires each director, officer, and individual beneficially owning more than 10% of a registered security of the Company to file with the SEC, within specified time frames, initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock of the Company. These specified time frames require the reporting of changes in ownership within two business days of the transaction giving rise to the reporting obligation. Reporting persons are required to furnish us with copies of all Section 16(a) forms filed with the SEC. Based solely on a review of the copies of such forms furnished to us during and with respect to the year ended December 31, 2014 or written representations that no additional forms were required, to the best of our knowledge, all required Section 16(a) filings were timely and correctly made by reporting persons during 2014.

ANNUAL REPORT ON FORM 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including financial statements and schedules thereto but not including exhibits, as filed with the SEC, will be sent to any stockholder of record as of the close of business on April 24, 2015 without charge upon written request addressed to: Healthcare Trust of America, Inc., 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. A reasonable fee will be charged for copies of exhibits. You may access our Annual Report on Form 10-K for the year ended December 31, 2014 at www.htareit.com.

PROPOSALS FOR 2016 ANNUAL MEETING OF STOCKHOLDERS
Under SEC regulations, any stockholder desiring to make a proposal to be acted upon at the 2016 Annual Meeting of Stockholders must cause such proposal to be received at our principal executive offices located at 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary, no later than January 16, 2016, in order for the proposal to be considered for inclusion in our proxy statement for that meeting. Stockholders also must follow the procedures prescribed in SEC Rule 14a-8 promulgated under the Exchange Act.
If a stockholder wishes to present a director nomination or other business proposal at the 2016 Annual Meeting of Stockholders, our bylaws currently require that the stockholder give advance written notice to our Secretary at our offices no earlier than December 17, 2015 and no later than 5:00 p.m., Mountain Time, on January 16, 2016. Any stockholder nominations or proposals not received by us by 5:00 p.m., Mountain Time, on January 16, 2016, will be considered untimely and, will be excluded from consideration at the meeting. In addition, our current bylaws include other requirements for the nomination of candidates for director and proposals of other business with which a stockholder must comply to make a nomination or business proposal.

OTHER MATTERS
The only business to come before the 2015 Annual Meeting of which management is aware is set forth in this proxy statement. If any other business does properly come before the 2015 Annual Meeting or any postponement or adjournment thereof, the persons named in the accompanying proxy will vote all proxies in their discretion.
It is important that proxies be returned promptly. Therefore, stockholders are urged to follow the voting instructions in the accompanying Notice or proxy card.

NON-GAAP FINANCIAL MEASURES
FFO and Normalized FFO
We compute FFO in accordance with the current standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO, as net income attributable to common stockholders (computed in accordance with GAAP), excluding gains or losses from sales of property and impairment write-downs of depreciable assets, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present this non-GAAP financial measure because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Historical cost accounting assumes that the value of real estate assets diminishes ratably over time. Since real asset values have historically risen or fallen based on market conditions, many industry investors have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. Because FFO excludes depreciation and amortization unique to real estate, among other items, it provides a perspective not immediately apparent from net income attributable to common stockholders.
Our methodology for calculating FFO may be different from methods utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income attributable to common stockholders (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of sufficient cash flow to fund all of our needs. FFO should be reviewed in connection with other GAAP measurements.
We also compute Normalized FFO, which excludes from FFO (i) acquisition-related expenses, (ii) listing expenses, (iii) net gain or loss on change in fair value of derivative financial instruments, (iv) gain or loss on extinguishment of debt, (v) noncontrolling income from partnership units included in diluted shares and (vi) other normalizing items. We present this non-GAAP financial measure because it allows for the comparison of our operating performance to other REITs and between periods on a consistent basis. Our methodology for calculating Normalized FFO may be different from the methods utilized by other REITs and, accordingly, may not be comparable to other REITs. Normalized FFO should not be considered as an alternative to net income attributable to common stockholders (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of sufficient cash flow to fund our needs. Normalized FFO should be reviewed in connection with other GAAP measurements.

The following is the reconciliation of FFO and Normalized FFO to net income attributable to common stockholders for the years ended December 31, 2014 and 2013 (in thousands, except per share amounts):

	Year Ended December 31,
	2014	2013
Net income attributable to common stockholders	$45,371	$24,261
Depreciation and amortization expense	140,269	121,647
Gain on sales of real estate	(27,894)	—
FFO	$157,746	$145,908
Acquisition-related expenses	9,545	7,523
Listing expenses	—	4,405
Net (gain) loss on change in fair value of derivative financial instruments	2,870	(10,796)
Loss on extinguishment of debt, net	4,663	—
Noncontrolling income from partnership units included in diluted shares	490	371
Other normalizing items (1)	1,325	423
Normalized FFO	$176,639	$147,834

Net income attributable to common stockholders per diluted share (2)	$0.37	$0.21
FFO adjustments per diluted share, net (2)	0.93	1.06
FFO per diluted share (2)	$1.30	$1.27
Normalized FFO adjustments per diluted share, net (2)	0.16	0.02
Normalized FFO per diluted share (2)	$1.46	$1.29

Weighted average number of diluted common shares outstanding (2)	121,168	114,970

(1) For the year ended December 31, 2014, other normalizing items primarily include the write-off of deferred financing costs related to refinancing our unsecured credit agreement.
(2) Amounts have been adjusted retroactively to reflect a 1-for-2 reverse stock split effected December 15, 2014.
NOI, Cash NOI and Same-Property Cash NOI
NOI is a non-GAAP financial measure that is defined as net income (computed in accordance with GAAP) before (i) general and administrative expenses, (ii) acquisition-related expenses, (iii) depreciation and amortization expense, (iv) listing expenses, (v) interest expense and net change in fair value of derivative financial instruments, (vi) gain or loss on sales of real estate, (vii) gain or loss on extinguishment of debt and (viii) other income or expense. We believe that NOI provides an accurate measure of the operating performance of our operating assets because NOI excludes certain items that are not associated with the management of our properties. Additionally, we believe that NOI is a widely accepted measure of comparative operating performance of REITs. However, our use of the term NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. NOI should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of our financial performance. NOI should be reviewed in connection with other GAAP measurements.
Cash NOI is a non-GAAP financial measure which excludes from NOI (i) straight-line rent adjustments, (ii) amortization of below and above market leases and (iii) lease termination fees. We believe that Cash NOI provides another measurement of the operating performance of our operating assets. Additionally, we believe that Cash NOI is a widely accepted measure of comparative operating performance of REITs. However, our use of the term Cash NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. Cash NOI should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of our financial performance. Cash NOI should be reviewed in connection with other GAAP measurements.
To facilitate the comparison of Cash NOI between periods, we calculate comparable amounts for a subset of our owned properties referred to as “Same-Property.” Same-Property Cash NOI excludes properties which have not been owned and operated during the entire span of all periods presented or are intended to be sold in the near term, notes receivable interest income and certain non-routine items. Same-Property Cash NOI should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of our financial performance. Same-Property Cash NOI should be reviewed in connection with other GAAP measurements.

The following is the reconciliation of NOI, Cash NOI and Same-Property Cash NOI to net income for the years ended December 31, 2014 and 2013 (in thousands):

	Year Ended December 31,
	2014	2013
Net income	$45,994	$24,684
General and administrative expenses	24,947	24,448
Acquisition-related expenses	9,545	7,523
Depreciation and amortization expense	140,432	121,647
Listing expenses	—	4,405
Interest expense and net change in fair value of derivative financial instruments	60,359	41,620
Gain on sales of real estate	(27,894)	—
Loss on extinguishment of debt, net	4,663	—
Other income	(49)	(42)
NOI	$257,997	$224,285
Straight-line rent adjustments, net	(8,106)	(6,553)
Amortization of below and above market leases, net	2,553	2,118
Lease termination fees	(48)	(36)
Cash NOI	252,396	$219,814
Notes receivable interest income	(1,563)	(2,267)
Non Same-Property Cash NOI	(44,797)	(17,550)
Same-Property Cash NOI (1)	$206,036	$199,997
Same-Property Cash NOI percentage growth	3.0%

(1) Same-Property includes 256 buildings.
The following is the reconciliation of NOI, Cash NOI and Same-Property Cash NOI to net income for each quarter in 2014 and the comparable quarter in 2013 (in thousands):

	Three Months Ended March 31,		Three Months Ended June 30,
	2014	2013	2014	2013
Net income	$5,434	$1,384	$2,883	$14,233
General and administrative expenses	6,299	6,448	5,903	6,217
Acquisition-related expenses	976	1,025	4,869	658
Depreciation and amortization expense	34,942	28,561	33,602	29,583
Listing expenses	—	4,405	—	—
Interest expense and net change in fair value of derivative financial instruments	14,090	11,077	15,729	4,314
Gain on extinguishment of debt	—	—	(365)	—
Other income	(26)	(8)	(14)	(10)
NOI	$61,715	$52,892	$62,607	$54,995
Straight-line rent adjustments, net	(2,100)	(1,738)	(1,553)	(1,631)
Amortization of below and above market leases, net	668	550	607	520
Lease termination fees	(13)	(29)	—	(3)
Cash NOI	60,270	51,675	61,661	53,881
Notes receivable interest income	(781)	(546)	(564)	(546)
Non Same-Property Cash NOI	(7,476)	(612)	(7,276)	(1,134)
Same-Property Cash NOI (1)	$52,013	$50,517	$53,821	$52,201
Same-Property Cash NOI percentage growth	3.0%		3.1%

(1) Same-Property includes 266 and 265 buildings for the three months ended March 31 and June 30, respectively.

	Three Months Ended September 30,		Three Months Ended December 31,
	2014	2013	2014	2013
Net income	$16,220	$5,005	$21,457	$4,062
General and administrative expenses	5,935	5,980	6,810	5,803
Acquisition-related expenses	2,802	1,403	898	4,437
Depreciation and amortization expense	35,802	29,581	36,086	33,922
Interest expense and net change in fair value of derivative financial instruments	12,988	15,188	17,552	11,041
Gain on sales of real estate	(11,766)	—	(16,128)	—
Loss on extinguishment of debt, net	5,028	—	—	—
Other income	(1)	(10)	(8)	(14)
NOI	$67,008	$57,147	$66,667	$59,251
Straight-line rent adjustments, net	(2,526)	(1,565)	(1,927)	(1,619)
Amortization of below and above market leases, net	617	506	661	542
Lease termination fees	(26)	(4)	(9)	—
Cash NOI	65,073	56,084	65,392	58,174
Notes receivable interest income	(187)	(562)	(31)	(613)
Non Same-Property Cash NOI	(10,842)	(3,088)	(8,546)	(2,540)
Same-Property Cash NOI (1)	$54,044	$52,434	$56,815	$55,021
Same-Property Cash NOI percentage growth	3.1%		3.3%

(1) Same-Property includes 253 and 269 buildings for the three months ended September 30 and December 31, respectively.

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M92766-P66769

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HEALTHCARE TRUST OF AMERICA, INC.

The Board of Directors recommends you vote "FOR ALL NOMINEES" in Proposal 1, and "FOR" Proposal 2. If this proxy is duly executed and returned and no voting instructions are given, such proxy will be voted "FOR ALL NOMINEES" named in Proposal 1 and "FOR" Proposal 2.

1. The election of eight director nominees listed below, each to hold office for a one-year term expiring at the 2016 Annual Meeting of Stockholders and until his successor is duly elected and qualifies.

Nominees:	For	Against	Abstain
1a. Scott D. Peters	☐	☐	☐
1b. W. Bradley Blair, II	☐	☐	☐
1c. Maurice J. DeWald	☐	☐	☐
1d. Warren D. Fix	☐	☐	☐
1e. Peter N. Foss	☐	☐	☐
1f. Larry L. Mathis	☐	☐	☐
1g. Steve W. Patterson	☐	☐	☐
1h. Gary T. Wescombe	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan on attending the Annual Meeting of Stockholders on July 8, 2015.	☐	☐

You may obtain directions to attend the 2015 Annual Meeting of Stockholders of Healthcare Trust of America, Inc. by calling (480) 998-3478.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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M92767-P66769

HEALTHCARE TRUST OF AMERICA, INC.
Annual Meeting of Stockholders
July 8, 2015 9:00 AM LST
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint Scott D. Peters and Robert A. Milligan, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of HEALTHCARE TRUST OF AMERICA, INC. that the stockholder(s) are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, LST on July 8, 2015, at the Fairmont Scottsdale Princess, 7575 East Princess Drive, Scottsdale, Arizona 85255, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side